Exhibit 10.2

RECEIVABLES PURCHASE AGREEMENT

Dated as of April 17, 2020

by and among

StarTek Receivables Funding, LLC,
as Seller,

REGIONS BANK,
as Purchaser,

and

StarTek, Inc.,
as initial Master Servicer,

TABLE OF CONTENTS

i

Section 12.17.	Severability	89
Section 12.18.	Mutual Negotiations	89
Section 12.19.	Captions and Cross References	89

ii

This RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of April 17, 2020, by and among the following parties:

(i)     StarTek Receivables Funding, LLC, a Delaware limited liability company, as Seller (together with its successors and assigns, the “Seller”);

(ii)     REGIONS BANK (“Regions”), as purchaser (in such capacity, together with its successors and assigns in such capacity, the “Purchaser”); and

(iii)     STARTEK, INC., a Delaware corporation, in its individual capacity (“StarTek”) and as initial Master Servicer (in such capacity, together with its successors and assigns in such capacity, the “Master Servicer”).

PRELIMINARY STATEMENTS

The Seller has acquired, and will acquire from time to time, Receivables from any Originators pursuant to the RSCA. The Seller desires to sell certain of the Receivables to the Purchaser and, in connection therewith, has requested that the Purchaser make Investments from time to time, on the terms, and subject to the conditions set forth herein.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.     Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted Dilution Ratio” means, at any time, the rolling average of the Dilution Ratio for the 12 Calculation Periods then most recently ended.

“Adjusted Replacement Index” has the meaning set forth in Section 5.06(a).

“Adverse Claim” means any claim of ownership or any Lien; it being understood that any such claim or Lien in favor of, or assigned to, the Purchaser (for the benefit of the Secured Parties) under the Transaction Documents shall not constitute an Adverse Claim.

“Advisors” has the meaning set forth in Section 12.06(c).

“Affected Person” means the Purchaser and its Affiliates.

“Affiliate” means, as applied to any Person, any other Person who Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, 15 U.S.C. Sections 78dd-1 et seq., and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Margin” has the meaning specified in the Fee Letter.

“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by an Eligible Assignee and the Purchaser, and, if required, the Seller, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit C hereto.

“Attorney Costs” means and includes all fees, costs, expenses and disbursements of any law firm or other external counsel and all disbursements of internal counsel.

“Available Liquidity” means the sum of (a) unencumbered cash, cash equivalents and temporary investments of the Master Servicer, plus (b) the difference of (i) the lesser of the Facility Limit and the Capital Coverage Amount, minus (ii) Capital outstanding (after curing any Capital Coverage Deficit) plus (c) any unused availability of StarTek under any other revolving liquidity facility of the Master Servicer (if any).

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a)     the Prime Rate; and

(b)     0.50% per annum above the latest Federal Funds Rate.

In no event shall the Base Rate be less than zero percent (0%) per annum.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Billed Receivable” means a Pool Receivable for which the applicable Originator has sent the applicable Obligor an Invoice.

“Board of Directors” shall mean, with respect to any person, (a) in the case of any corporation, the board of directors of such person, (b) in the case of any limited liability company, the board of managers of such person, (c) in the case of any partnership, the board of directors of the general partner of such person and (d) in any other case, the functional equivalent of the foregoing.

“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in Birmingham, Alabama, Atlanta, Georgia, or New York, New York and (b) if this definition of “Business Day” is utilized in connection with LIR, dealings are carried out in the London interbank market.

“Calculation Period” means each calendar month.

“Capital” means the aggregate amount paid to, or on behalf of, the Seller in connection with Investments made by the Purchaser pursuant to Article II, as reduced from time to time by Collections distributed and applied on account of reducing, returning or repaying such Capital pursuant to Section 2.02(d) or 4.01; provided that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Capital Coverage Amount” means, at any time of determination, the amount equal to (a) the Net Pool Balance at such time, plus (b) the balances at such time that are in Collection Accounts subject to Control Agreements in favor of the Purchaser, minus (c) the Required Reserve at such time.

“Capital Coverage Deficit” means, at any time of determination, the amount, if any, by which (a) the aggregate Capital outstanding at such time, exceeds (b) the Capital Coverage Amount at such time.

“Capital Distribution Amount” means, with respect to any Settlement Date, an amount equal to the Capital Coverage Deficit.

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Change in Control” means the occurrence of any of the following:

(a)     the Contributing Originator ceases to own, directly, 100% of the issued and outstanding Capital Stock of the Seller free and clear of all Adverse Claims (other than involuntary Adverse Claims which have been of record for less than 45 days and which the Contributing Originator is actively contesting by appropriate proceedings or regulatory procedures and as to which the holder of such Adverse Claim has not commenced realizing on the encumbered Capital Stock);

(b)     StarTek ceases to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Capital Stock of any Originator or the Master Servicer;

(c)     any Subordinated Note shall at any time cease to be owned by the applicable Originator, free and clear of all Adverse Claims (other than involuntary Adverse Claims which have been of record for less than 45 days and which the Contributing Originator is actively contesting by appropriate proceedings or regulatory procedures and as to which the holder of such Adverse Claim has not commenced realizing on the encumbered Subordinated Note); or

(d)     any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding CSP Alpha Holdings Parent Pte Ltd. and any employee benefit plan of StarTek or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-4 and 13d-6 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 20% or more of the Capital Stock of StarTek on a fully-diluted basis (and taking into account all such Capital Stock that such person or group has the right to acquire pursuant to any option right).

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (w) the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charged-Off Receivable” means (without duplication) a Pooled Receivable: (a) as to which the Obligor thereof has taken any action to authorize, or otherwise suffered, an Insolvency Proceeding; (b) as to which the Obligor thereof, if a natural person, is known to be deceased; (c) which, consistent with the Credit and Collection Policy, would be written off the Seller’s books as uncollectible; or (d) which has been identified by the Seller as uncollectible.

“Closing Date” means April 17, 2020.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collection Account” means the Settlement Account and each concentration account, depositary account, lock-box clearing account or similar account (in each case, in the name of the Seller) in which any Collections are collected or deposited and which is listed on Schedule II hereto.

“Collection Account Bank” means, at any time, any bank at which a Collection Account or Lock-Box is maintained.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originators, the Seller, the Master Servicer or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, service charges, finance charges, interest, fees and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.

“Commitment” means the Purchaser’s obligation to fund Investments hereunder in accordance with this Agreement in the amount of $35,000,000, as such amount may be increased or decreased from time to time in accordance with the terms of this Agreement.

“Concentration Percentage” means, at any time, with respect any single Obligor and its Affiliates (if any) considered collectively, the applicable concentration percentage shall be determined as follows for such Obligors who have short term unsecured debt ratings currently assigned to them by S&P and Moody’s (or in the absence thereof, the equivalent long term unsecured senior debt ratings):

S&P Rating	Moody’s Rating	Concentration Percentage
A-1+	P-1	15.00%
A-1	P-1	15.00%
A-2	P-2	12.00%
A-3	P-3	6.00%
Below A-3 or Not Rated by either S&P or Moody’s	Below P-3 or Not Rated by either S&P or Moody’s	3.00%

; provided, however, that (a) if any Obligor has a split rating, the applicable rating will be the lower of the two and (b) if any Obligor is a Non-Rated Obligor, the applicable Concentration Percentage shall be the one set forth in the last line of the table above, and (c) upon the Seller’s request from time to time, the Purchaser may agree to a higher percentage of Eligible Receivables for a particular Obligor and its Affiliates or class of Receivables (each such higher percentage, a “Special Concentration Limit”), it being understood that any Special Concentration Limit may be cancelled by the Purchaser in its Permitted Discretion upon not less than five (5) Business Days’ written notice to the Seller in which the applicable percentage from the table above will be applicable.

“Consolidated” means the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Contract” means, with respect to any Receivable, any and all instruments, agreements or other writings pursuant to which such Receivable arises or which evidences such Receivable other than an Invoice.

“Contributing Originator” has the meaning set forth in the RSCA.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% (or 30% with respect to StarTek) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Control Agreement” means an agreement, in form reasonably acceptable to the Purchaser, in which a Collection Account Bank agrees to take instructions from the Purchaser, either directly or as assignee of the Seller, with respect to the disposition of funds in a Collection Account without further consent of any applicable StarTek Party; provided, however, that any such agreement shall allow a StarTek Party to give instructions with respect to such Collection Account prior to delivery of a Notice of Exclusive Control.

“Cross Payment Default” means the Event of Termination set forth in Section 10.01(i)(i).

“Cut-Off Date” means (i) for Receivables acquired by the Seller on the Closing Date, the second Business Day prior thereto, (ii) for Receivables acquired by the Seller on any Business Day other than the Closing Date, the second Business Day prior to the date of acquisition, and (iii) for each Monthly Report or monthly computation thereafter, the last day of the Calculation Period then most recently ended.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of any Originators in effect on the Closing Date and described in Exhibit F, as modified in compliance with this Agreement.

“Daily Report” means a report, in substantially the form of Exhibit D-1, together with a listing of all Pool Receivables sold to the Purchaser as of the date of such report.

“Days Sales Outstanding” means, as of any day, an amount equal to the product of (a) 91, multiplied by (b) the amount obtained by dividing (i) the aggregate Outstanding Balance of all Billed Receivables as of the most recent Cut-Off Date, by (ii) the aggregate amount of Billed Receivables created during the three (3) Calculation Periods including and immediately preceding such Cut-Off Date.

“Debt” means, as to any Person at any time of determination, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any bonds, debentures, notes, note purchase, acceptance or credit facility, or other similar instruments or facilities, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, (iv) any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including accounts payable incurred in the ordinary course of such Person’s business payable on terms customary in the trade), (v) all net obligations of such Person in respect of interest rate or currency hedges or (vi) any Guaranty of any such Debt.

“Deemed Collections” has the meaning set forth in Section 4.01(i)(ii).

“Default Horizon Ratio” means, as of any Cut-Off Date, the ratio (expressed as a decimal) computed by dividing (i) the aggregate sales in respect of Billed Receivables that have been invoiced during three (3) months ending on such Cut-Off Date plus one-half of those invoiced during the fourth month preceding such Cut-Off Date, by (ii) the Net Pool Balance as of such Cut-Off Date with respect to all Billed Receivables then outstanding.

“Default Ratio” means, as of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (a) the total amount of Billed Receivables that became Defaulted Receivables during the Calculation Period that includes such Cut-Off Date, by (b) the aggregate sales giving rise to Billed Receivables generated during the Calculation Period occurring five (5) Calculation Periods prior to the Calculation Period ending on such Cut-Off Date.

“Defaulted Receivable” means a Receivable:

(a)     as to which the Obligor thereof has suffered an Insolvency Proceeding;

(b)     which, consistent with the Credit and Collection Policy, should be written off as uncollectible;

(c)     that has been written off the applicable Originator’s or the Seller’s books as uncollectible; or

(d)     as to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date therefor.

“Delinquency Ratio” means, at any time, a percentage equal to (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables at such time, divided by (b) the aggregate Outstanding Balance of all Pool Receivables at such time.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 60 days after the original due date therefor.

“Determination Date” means, with respect to any Monthly Settlement Date, the second (2nd) Business Day prior to such Monthly Settlement Date.

“Dilution” has the meaning set forth in Section 4.01(i)(i).

“Dilution Horizon Ratio” means, as of any Cut-Off Date, a ratio (expressed as a decimal), computed by dividing (a) the aggregate sales giving rise to Billed Receivables generated during the Calculation Period ending one (1) month prior to such Cut-Off Date, by (b) the Net Pool Balance as of such Cut-Off Date with respect to all Billed Receivables. Within thirty (30) days of the completion and the receipt by the Purchaser of the results of any annual audit or field exam of the Receivables and the servicing and origination practices of the Master Servicer and any Originators, the numerator of the Dilution Horizon Ratio may be adjusted by the Purchaser in its reasonable discretion upon not less than five (5) Business Days’ prior written notice if such results show a material adverse change in the weighted average dilution horizon calculation performed by the auditors during such review.

“Dilution Ratio” means, as of any Cut-Off Date, a ratio (expressed as a percentage), computed by dividing (a) the total amount of decreases in Outstanding Balances of Billed Receivables due to Dilution during the Calculation Period ending on such Cut-Off Date, by (b) the aggregate sales giving rise to Billed Receivables generated during the Calculation Period ending one (1) month prior to such Cut-Off Date.

“Dilution Reserve” means, for any Calculation Period, the product (expressed as a percentage) of: (a) the sum of (i) the Stress Factor, times the Adjusted Dilution Ratio as of the immediately preceding Cut-Off Date, plus (ii) the Dilution Volatility Component as of the immediately preceding Cut-Off Date, times (b) the Dilution Horizon Ratio as of the immediately preceding Cut-Off Date.

“Dilution Volatility Component” means, at any time, the product (expressed as a percentage) of (i) the difference between (a) the highest three-month rolling average Dilution Ratio over the 12-month period then most recently ended and (b) the Adjusted Dilution Ratio, and (ii) a fraction, the numerator of which is equal to the amount calculated in (i)(a) of this definition and the denominator of which is equal to the amount calculated in (i)(b) of this definition.

“Dollar(s)” and “$” each mean the lawful currency of the United States of America.

“Dynamic Reserve” means the sum of the Loss Reserve, the Yield Reserve, the Dilution Reserve and the Servicing Reserve.

“Eligible Assignee” means (a) any Affiliate of the Purchaser, and (b) any bank or other financial institution organized under the laws of the United States or a political subdivision thereof having a combined capital and surplus of at least U.S.$250,000,000.

“Eligible Receivable” means, at any time of determination, a Pool Receivable:

(a)     the Obligor of which (i) is not a Sanctioned Person, (ii) is not actually known by the Seller or the Master Servicer to be an Affiliate of any StarTek Party, (iii) is not a Governmental Authority, and (iv) is VODAFONE Group PLC or a corporation, limited liability company or other business entity that is organized under the laws of, and with a place of business in, the United States of America or a political subdivision thereof;

(b)     which is not (i) a Delinquent Receivable or, without duplication, a Defaulted Receivable, (ii) a Charged-Off Receivable, or (iii) owing from an Obligor as to which more than 50% of the Aggregate Unpaid Balance of all Receivables owing from such Obligor and its Affiliates, collectively, are Defaulted Receivables;

(c)     which (unless such Pool Receivable is an Unbilled Receivable) has been billed to the Obligor thereon and by its terms, is due and payable on or within 60 days of the original billing date therefor; provided, however, that if such Pool Receivable is a Billed Receivables owing from AT&T or Aetna Inc., it may by its terms, be due and payable on or within 90 days of the original billing date therefor;

(d)     which (i) is an “account” or a “payment intangible” as defined in section 9-102 of the UCC of all applicable jurisdictions and (ii) does not constitute, or arise from the sale of, as-extracted collateral (as defined in the UCC of any applicable jurisdiction);

(e)     which is denominated and payable only in United States dollars to a Lock-Box or Collection Account located in the United States;

(f)     which arises under a Contract (or, unless such Pool Receivable is an Unbilled Receivable, an Invoice) which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

(g)     which arises under a Contract (and, unless such Pool Receivable is an Unbilled Receivable, an Invoice) that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the applicable Originator;

(h)     which, together with the Contract (and, unless such Pool Receivable is an Unbilled Receivable, an Invoice) related thereto, does not contravene in any material respect any Law, rule or regulation applicable thereto (including, without limitation, usury laws, the Federal Truth in Lending Act, and Regulation Z, Regulation D and Regulation B of the Federal Reserve Board, and applicable judgments, decrees, injunctions, writs, orders, or line of action of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction) and with respect to which no part of the Contract related thereto is in violation of any such Law, rule or regulation;

(i)     which satisfies at the time of its origination and at any time of inclusion in the Net Pool Balance in all material respects all applicable requirements of the Credit and Collection Policy;

(j)     which was generated in the ordinary course of the applicable Originator’s business;

(k)     which arises solely from the sale of goods or the provision of services to the related Obligor by the applicable Originator, and not by any other Person (in whole or in part);

(l)     which is not subject to (A) any right of rescission or set-off, or (B) any currently asserted counterclaim or other defense (including defenses arising out of violation of usury laws) or any other Lien of the applicable Obligor against the applicable Originator (i.e., the Obligor with the right, claim or defense has such right claim or defense directly against the applicable Originator rather than against an Affiliate of such Originator), and the Obligor thereon holds no right as against the applicable Originator to cause such Originator to repurchase the goods or merchandise the sale of which gave rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract); provided, however, that if such rescission, set-off, counterclaim, defense or repurchase right affects only a portion of the Outstanding Balance of such Receivable, then such Receivable may be deemed an Eligible Receivable to the extent of the portion of such Outstanding Balance which is not so affected (i.e., the amount of the outstanding claim or the amount the Obligor is entitled to set-off against the applicable Originator based on the amount which such Originator owes the applicable Obligor) would be netted against the applicable Receivable, but the excess of the Receivable over such outstanding claim or set-off would be included as an Eligible Receivable);

(m)     as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor;

(n)     as to which all right, title and interest to and in which has been validly transferred by the applicable Originator to Seller pursuant to the RSCA, and Seller has good and marketable title thereto free and clear of any Lien (other than Permitted Liens);

(o)     is required to be paid to a Lock-Box or Collection Account that is subject to a Control Agreement;

(p)     for which no StarTek Party has established any offset or netting arrangements with the related Obligor in connection with the ordinary course of payment of such Receivable;

(q)     which does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods;

(r)     as to which none of the representations, warranties or covenants in this Agreement or any other Transaction Document with respect to such Receivable (or Receivables generally) is untrue, misleading or in default in any material respect;

(s)     which is not owing by any Obligor (a) as to which any Insolvency Proceeding has been commenced (by or against), or (b) which has failed, has suspended or ceased doing business, is liquidating, dissolving, or winding up its affairs, or is known by the Master Servicer to not be Solvent; and

(t)     which is not evidenced by any chattel paper or instrument of any kind and has not been reduced to judgment.

“Eligible Unbilled Receivable” means, at any time, any Unbilled Receivable that meets each of the requirements set forth in the definition of “Eligible Receivable” other than any requirement in clause (c), (f), (g)or (h) thereof to the extent it states that such Pool Receivable must have been billed or must be evidenced by an Invoice), but only if (a) any Originator has recognized the related revenue on its financial books and records under GAAP and (b) not more than forty-five (45) days have elapsed since the date such Unbilled Receivable arose. The Purchaser shall have the right, in its Permitted Discretion, to add additional eligibility requirements or to impose a Concentration Percentage on Eligible Unbilled Receivables.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the applicable regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any StarTek Party is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) the withdrawal of any StarTek Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any StarTek Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA); (d) the filing of a notice of intent to terminate or the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, respectively (other than a standard termination under Section 4041(b) of ERISA), (e) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (f) the imposition of any liability under Sections 4062, 4063, 4064, 4069, 4201 or 4204 upon any StarTek Party or any ERISA Affiliate; (g) the conditions for the imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA shall have been met with respect to any Plan; (h) any Foreign Benefit Event or (i) any other similar event or condition with respect to a Plan or Multiemployer Plan that would reasonably be expected to result in material liability of any StarTek Party.

“Event of Termination” has the meaning specified in Section 10.01.

“Excess Concentration” means, as of any date, the sum of the amounts calculated for each of the Obligors equal to the excess (if any) of (i) the aggregate Outstanding Balance of the Eligible Receivables of such Obligor and its Affiliates (considered as if they were one and the same Obligor), over (ii) the product of (x) such Obligor’s Concentration Percentage, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.

“Excluded Obligor” means each of T-Mobile USA, Inc. and Charter Communications Operating LLC, and such other Obligors as may be agreed by the Seller and the Purchaser.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of the Purchaser, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of an assignee of the Purchaser or a purchaser that has changed its lending office, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such assignee with respect to an applicable interest in its Capital or Commitment pursuant to a law in effect on the date on which (i) such assignee acquires an Investment or its Commitment or (ii) such Purchaser changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to the Purchaser immediately before such assignee became a party hereto or to the Purchaser immediately before it changed its lending office, (c) any U.S. federal withholding Taxes imposed pursuant to FATCA, and (d) Taxes attributable to a failure by an Affected Party to comply with Section 5.03(f).

“Facility Limit” means (a) on any date of determination prior to the Termination Date, an amount equal to the Commitment, and (b) on any date of determination on or after the Termination Date, an amount equal to the aggregate Capital outstanding. References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (i) the Facility Limit at such time, minus (ii) the aggregate outstanding Capital at such time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement entered into between the United States and any other Governmental Authority in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the greater of (a) 0% per annum and (b) the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H. 15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Purchaser of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Purchaser.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning specified in Section 2.03(a).

“Fees” has the meaning specified in Section 2.03(a).

“Final Payout Date” means the date on or after the Termination Date when (i) the aggregate outstanding Capital has been reduced to zero and all accrued and unpaid Yield has been paid in full, (ii) all other Seller Obligations have been paid in full, (iii) all other amounts owing to the Purchaser and any other Seller Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (iv) all accrued Servicing Fees have been paid in full.

“Financial Officer” of any Person means, the chief financial officer, principal accounting officer, treasurer, controller or V.P. Treasury of such Person.

“Foreign Benefit Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by any StarTek Party or any of their applicable Subsidiaries under applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable Law and that would reasonably be expected to result in the incurrence of any liability by any StarTek Party or any of their Subsidiaries, or the imposition on any StarTek Party or any of their Subsidiaries of, any fine, excise tax or penalty resulting from any noncompliance with any applicable Law.

“Foreign Plan” means any benefit plan that is maintained or is contributed to by a StarTek Party or any ERISA Affiliate that, under the applicable Law of any jurisdiction other than the United States, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guaranteed Obligations” has the meaning set forth in Section 3.01.

“Guaranty” means, with respect to any Person, any obligation of such Person guarantying or in effect guarantying any Debt, liability or obligation of any other Person in any manner, whether directly or indirectly, including any such liability arising by virtue of partnership agreements, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Indemnification Guarantor” means StarTek, Inc., a Delaware corporation.

“Indemnification Guarantee” means the Indemnification Guarantee, dated as of the Closing Date, by the Indemnification Guarantor in favor of the Purchaser for the benefit of the Secured Parties.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Seller or any of its Affiliates under any Transaction Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Independent Manager” has the meaning set forth in Section 8.03(c).

“Initial Schedule of Sold Receivables” means the list identifying all Sold Receivables as of the Closing Date, which list is attached as Schedule IV hereto.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person, composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of clauses (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intended Tax Treatment” has the meaning set forth in Section 12.14.

“Interim Settlement Date” means each Business Day after the Closing Date.

“Investment” means any payment of Capital to the Seller by the Purchaser pursuant to Section 2.01(a) or 2.02.

“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.

“Investment Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Seller to the Purchaser pursuant to Section 2.02(a).

“Invoice” means, with respect to any Receivable, any paper or electronic bill, statement or invoice for goods sold or services rendered by any Originator to an Obligor.

“IRS” means the Internal Revenue Service.

“Law” means any international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and any applicable administrative order, directed duty, request, license, authorization or permit of, or agreement with, any Governmental Authority, in each case whether or not having the force of law.

“LIBOR” means, on any date of determination, the rate per annum obtained by dividing (a) (i) the rate per annum (rounded upward to the next whole multiple of one-hundredth of one percent (1/100 of 1%)) equal to the London Interbank Offered Rate or a comparable or successor rate, which rate is approved by the Purchaser, as published on the applicable Reuters screen page or such other commercially available source providing such quotations as may be designated by the Purchaser from time to time for deposits in Dollars with a one-month term (the “LIBOR Screen Rate”), determined as of approximately 11:00 a.m. (London, England time) on such date of determination, or (ii) in the event the LIBOR Screen Rate does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded upward to the next whole multiple of one-hundredth of one percent (1/100 of 1%)) equal to the rate determined by the Purchaser to be the offered rate on such other page or other service which displays an average settlement rate for deposits (for delivery on the first day of such period) with a one-month term in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such determination date, or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum (rounded upward to the next whole multiple of one-hundredth of one percent (1/100 of 1%)) equal to quotation rate (or the arithmetic mean of rates) offered to first class banks in the London interbank market for one-month deposits in Dollars of amounts in same-day funds comparable to the principal amount of the applicable Investment of the Purchaser, for which LIBOR is then being determined as of approximately 11:00 a.m. (London, England time) on such date of determination, by (b) an amount equal to the number one minus the Applicable Reserve Requirement. Notwithstanding anything contained herein to the contrary, LIBOR shall not be less than 0%. As used herein, the “Applicable Reserve Requirement” means, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect to any Investment against “Eurocurrency liabilities” (as such term is defined in Regulation D of the Board of Governors of the federal Reserve System, as in effect from time to time) under regulations issued from time to time by said Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing but without duplication of any existing or future reserve, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (x) any category of liabilities which includes deposits by reference to which LIBOR is to be determined, or (y) any category of extensions of credit or other assets which include the Investments bearing Yield at a Yield Rate determined by reference to LIBOR. All Investments accruing Yield at the LIBOR Index Rate shall be deemed to constitute Eurocurrency liabilities and, as such, shall be deemed subject to reserve requirements without benefit of credit for pro ration, exception or offsets that may be available from time to time to the Purchaser.

“LIBOR Index Rate” or “LIR” means, on any date of determination, a per annum rate equal to the greater of 0% or LIBOR determined with respect to an interest period of one month. The LIBOR Index Rate shall be determined daily on each Business Day and shall be increased or decreased, as applicable, automatically and without notice to any Person on the date of each such determination. Upon the Seller’s or the Master Servicer’s request from time to time, the Purchaser will quote the current LIBOR Index Rate to them.

“LIBOR Termination Date” has the meaning set forth in Section 5.06(a).

“Lien” means, on any date, any mortgage, deed of trust, pledge, security interest, hypothecation, charge, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement, preferential arrangement or similar agreement or arrangement in the nature of a security interest of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing that remains effective on such date that was filed with the debtor’s authorization or pursuant to a mortgage, pledge agreement or security agreement signed by the debtor.

“LIR Investment” means any Investment while Yield is accruing thereon at the LIBOR Index Rate.

“Lock-Box” means each locked postal box with respect to which a bank who has executed a Control Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule II.

“Loss Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) the Stress Factor, times (b) the highest three-month rolling average Default Ratio during the 12 Calculation Periods ending on the immediately preceding Cut-Off Date, times (c) the Default Horizon Ratio as of the immediately preceding Cut-Off Date.

“Master Servicer” has the meaning set forth in the preamble to this Agreement.

“Master Servicer Indemnified Amounts” has the meaning set forth in Section 11.02(a).

“Master Servicer Indemnified Party” has the meaning set forth in Section 11.02(a).

“Material Adverse Effect” means a material adverse change in, or material adverse effect on, any of the following:

(a)     the operations, business, assets, properties, liabilities (actual or contingent), or condition (financial or otherwise) of (i) the Seller; (ii) the Master Servicer; or (iii) the Indemnification Guarantor and the Originators considered as a whole;

(b)     the ability of the Seller, the Master Servicer, the Indemnification Guarantor or any Originator to perform its obligations under this Agreement or any other Transaction Document to which it is a party;

(c)     the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability, value or collectability of any material portion of the Pool Receivables;

(d)     the status, perfection, enforceability or priority of the Purchaser’s ownership or security interest in the Sold Assets or the Seller Collateral; or

(e)     the rights and remedies of the Purchaser under the Transaction Documents or associated with its respective interest in the Sold Assets or the Seller Collateral.

“Monthly Report” means a report in substantially the form of Exhibit D-2 hereto (appropriately completed), furnished by the Master Servicer to the Purchaser pursuant to Section 8.02(b)(vi); provided, however, that the reports delivered for the partial month of [March 2020] may be in summary form reasonably acceptable to the Purchaser and the Master Servicer.

“Monthly Reporting Date” means the 15th day of each calendar month after the Closing Date (or if such day is not a Business Day, the next occurring Business Day), beginning May 15, 2020.

“Monthly Settlement Date” means the second Business Day after each Monthly Reporting Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, in respect of which any StarTek Party or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Pool Balance” means, at any time, (a) the aggregate Outstanding Balance of all Eligible Receivables at such time in the Receivables Pool, minus (b) the Excess Concentration at such time.

“Non-Rated Obligor” means any Obligor rated below A-3 or P-3 by S&P or Moody’s, respectively, or which is not rated by either S&P or Moody’s.

“Notice of Exclusive Control” means, with respect to a Control Agreement, a notice given by the Purchaser to the related Collection Account Bank in substantially the form prescribed by or attached to such Control Agreement pursuant to which the Purchaser exercises its exclusive right to direct the disposition of funds on deposit in the applicable Collection Account(s) in accordance with such Control Agreement.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Originator” has the meaning set forth in the RSCA, as the same may be modified from time to time.

“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Capital or Transaction Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies or fees arising from any payment made hereunder or from the execution, delivery, performance, filing, recording or enforcement of, from the receipt or perfection of a security interest under, or otherwise in respect of, this Agreement, the other Transaction Documents and the other documents or agreements to be delivered hereunder or thereunder.

“Outstanding Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal balance thereof.

“Participant” has the meaning set forth in Section 12.03(a).

“Participant Register” has the meaning set forth in Section 12.03(a).

“PATRIOT Act” has the meaning set forth in Section 12.15.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the requirements relating to the minimum required contributions (including any installment payments) to Plans and Multiemployer Plans, as applicable, and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable business judgment (from the perspective of a secured, non-recourse, asset-based lender extending credit of similar amounts and types to similar special purpose sellers).

“Permitted Lien” means (a) any Lien arising under the RSCA in favor of the Seller, and (b) any Lien arising under this Agreement in favor of the Purchaser (for the benefit of the Secured Parties).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or any Governmental Authority.

“Plan” means any “employee pension benefit plan” (other than a Multiemployer Plan) within the meaning of Section 3(2) of ERISA that is maintained or is contributed to by a StarTek Party or any ERISA Affiliate, or to which any StarTek Party or any ERISA Affiliate is obligated to contribute or has any liability, and is subject to Title IV of ERISA or the minimum funding standards under Section 412 of the Code or Section 302 of ERISA.

“Pool Receivable” means a Receivable in the Receivables Pool. For the avoidance of doubt, the Pool Receivables shall include both Sold Receivables and Unsold Receivables and may include both Billed Receivables and Unbilled Receivables.

“Prime Rate” means the greater of (a) 0% per annum and (b) the rate announced by Regions from time to time as its prime rate which is one of several interest rate bases used by Regions. Regions lends and invests at rates both above and below its prime rate, and the Seller acknowledges that Regions’ prime rate is not represented or intended to be the lowest or most favorable rate of interest offered by Regions.

“Purchaser’s Account” means corporate clearing account no. 1102450400100 at Regions Bank, Attention: Laurie Allen, ABA No. 062005690, Reference: StarTek Receivables Funding, LLC, or any other account or accounts as the Purchaser may indicate from time to time.

“Purchaser” means Regions Bank, and its successor and permitted assigns.

“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed by an Obligor other than an Excluded Obligor to an Originator or the Seller (as assignee of such Originator), whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered, and includes, without limitation, the obligation to pay any service charges, finance charges, interest, fees and other charges with respect thereto. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual Invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.

“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables (including both Sold Receivables and Unsold Receivables) transferred (or purported to be transferred) to the Seller pursuant to the RSCA prior to the Termination Date.

“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

“Regions” has the meaning set forth in the preamble to this Agreement.

“Register” has the meaning set forth in Section 12.03(b).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Company as prescribed in the Securities Laws.

“Related Rights” has the meaning set forth in Section 1.1 of the RSCA.

“Related Security” means, with respect to any Receivable:

(a)     all right, title and interest (if any) in the goods, the sale of which gave rise to such Receivable, and any and all insurance contracts with respect thereto;

(b)     all other Security Interests or Liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable;

(c)     all guaranties, letters of credit, insurance and other supporting obligations, agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;

(d)     all service contracts and other contracts and agreements associated with such Receivable;

(e)     all Records related to such Receivable;

(f)     all of each Originator’s right, title and interest in each Lock-Box and each Collection Account;

(g)     all of Seller’s rights and remedies under the Indemnification Guarantee and the RSCA; and

(h)     all Collections and other proceeds (as defined in the UCC) of any of the foregoing.

“Release” has the meaning set forth in Section 4.01(a).

“Replacement Index” has the meaning set forth in Section 5.06(a).

“Required Reserve” means, on any day during a month, the product of (a) the greater of (i) the Reserve Floor and (ii) the Dynamic Reserve, times (b) the Net Pool Balance as of the Cut-Off Date immediately preceding such month.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan.

“Representatives” has the meaning set forth in Section 12.06(c).

“Required Capital Amount” means $1,050,000.

“Reserve Floor” means, for any Calculation Period, the sum (expressed as a percentage) of (i) the product of the Adjusted Dilution Ratio and the Dilution Horizon Ratio, plus (ii) the Yield Reserve, plus (iii) the Servicing Reserve, in each case, as of the immediately preceding Cut-Off Date, plus (iv) 12.00%.

“Restricted Payments” has the meaning set forth in Section 8.01(r).

“RSCA” means the Receivables Sale and Contribution Agreement, dated as of the Closing Date, among any Originators, the Seller and the Master Servicer, as the same may be amended, restated or otherwise modified from time to time.

“RSCA Termination Event” has the meaning set forth in the RSCA.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“Sale Date” means each of the following: (a) the last day of each fiscal quarter of the Seller and (b) each Business Day on or after the Closing Date designated as a “Sale Date” by the Seller in its discretion by prior written notice thereof to the Purchaser; provided, however, that no Sale Date shall occur on or after the Termination Date.

“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of the Closing Date, Cuba, Burma (Myanmar), Iran, North Korea, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) any StarTek Party or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Investments will be used, or (c) from which repayment of the Seller Obligations will be derived.

“Scheduled Termination Date” means April 17, 2023.

“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.

“Secured Parties” means, collectively, the Purchaser, each Seller Indemnified Party and each Affected Person.

“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.

“Security Interest” has the meaning ascribed thereto in Article 9 of the UCC.

“Seller” has the meaning specified in the preamble to this Agreement.

“Seller Collateral” has the meaning set forth in Section 3.09(a).

“Seller Guaranty” has the meaning set forth in Section 3.01.

“Seller Indemnified Amounts” has the meaning set forth in Section 11.01(a).

“Seller Indemnified Party” has the meaning set forth in Section 11.01(a).

“Seller Obligation Final Due Date” means the date that (i) is the Scheduled Termination Date or (ii) such earlier date on which the aggregate Capital outstanding becomes due and payable pursuant to Section 10.01.

“Seller Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Seller to the Purchaser, any Seller Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all obligations of the Seller in respect of the Seller Guaranty and the payment of all Capital, Yield, Fees and other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to the Seller (in each case whether or not allowed as a claim in such proceeding).

“Seller’s Net Worth” means, at any time of determination, an amount equal to (i) the Outstanding Balance of all Pool Receivables at such time, minus (ii) the sum of (A) the aggregate Capital outstanding at such time, plus (B) all accrued and unpaid Yield at such time, plus (C) the aggregate accrued and unpaid Fees at such time, plus (D) the aggregate outstanding principal balance of the Subordinated Note at such time, plus (E) the aggregate accrued and unpaid interest on the Subordinated Note at such time, plus (F) without duplication, the aggregate accrued and unpaid other Seller Obligations at such time.

“Servicing Fee” means the fee referred to in Section 9.06(a) of this Agreement.

“Servicing Fee Rate” means the rate referred to in Section 9.06(a) of this Agreement.

“Servicing Reserve” means, the product (expressed as a percentage) of (a) 1.0%, times (b) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 months and the denominator of which is 360.

“Settlement Account” means account no. 4033973 in the name of the Seller, at BMO Harris Bank, N.A., in Chicago, Illinois, ABA No. 071025661.

“Settlement Date” means a Monthly Settlement Date or an Interim Settlement Date.

“Sold Assets” has the meaning set forth in Section 2.01(b).

“Sold Receivables” means, collectively, (i) the Pool Receivables specified as “Sold Receivables” on the Initial Schedule of Sold Receivables, (ii) all additional Pool Receivables specified as “Sold Receivables” identified along with the relevant Daily Report reflecting a subsequent Investment made hereunder and (iii) all additional Pool Receivables designated as “Sold Receivables” and transferred by the Seller pursuant to Section 2.01(b) in connection with a Release as contemplated by the first paragraph in Section 4.01(a).

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.

“Special Concentration Limit” has the meaning set forth in the “Concentration Percentage” definition.

“StarTek” has the meaning specified in the preamble to this Agreement.

“StarTek Group” means (i) StarTek, the Indemnification Guarantor and any Originator, (ii) each person that directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Capital Stock in StarTek, (iii) each person that controls, is controlled by or is under common control with StarTek and (iv) each of such person’s officers, directors, managers, joint venturers and partners. For the purposes of this definition, “control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise

“StarTek Party” means the Seller, the Master Servicer, each Sub-Servicer, any Originator and the Indemnification Guarantor.

“Stress Factor” means 2.0.

“Subordinated Note” has the meaning set forth in the RSCA.

“Sub-Servicer” has the meaning set forth in Section 9.01(d).

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority and all interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 10.01 and (c) the date selected by the Seller, upon three (3) Business Days’ written notice to the Purchaser, on which the Commitment has been reduced to zero pursuant to Section 2.02(e).

“Three-Month Average Default Ratio” means, as of the last day of any Calculation Period, the average of the Default Ratio for such Calculation Period and each of the two immediately preceding Calculation Periods.

“Three-Month Average Delinquency Ratio” means, as of any Cut-Off Date, the average of the Delinquency Ratios for the Calculation Period ended on such Cut-Off Date and each of the two immediately preceding Calculation Periods.

“Three-Month Average Dilution Ratio” means, as of any Cut-Off Date, the average of the Dilution Ratio for the Calculation Period ended on such Cut-Off Date and each of the two immediately preceding Calculation Periods.

“Transaction Documents” means this Agreement, the RSCA, the Control Agreements, the Fee Letter, the Subordinated Notes, the Indemnification Guarantee, each Monthly Report, each Daily Report, and all compliance certificates, instruments and notices executed or delivered by or on behalf of any StarTek Party under or in connection with this Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unbilled Receivable” means a Pool Receivable for which an Invoice has not yet been sent to the applicable Obligor.

“Unmatured Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.

“Unsold Receivables” means, at any time, all Pool Receivables that are not then Sold Receivables.

“U.S. Person” means a United States person (within the meaning of Section 7701(a)(30) of the Code).

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield” means an amount payable to the Purchaser in respect of its Capital accruing on each day when any Capital is outstanding in accordance with Section 2.03(b).

“Yield Period” means, (a) before the Termination Date: (i) initially, the period commencing on the date of the Investment pursuant to which such Capital (or portion thereof) is funded by the Purchaser to the Seller pursuant to Section 2.01 (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the last day of the applicable Calculation Period and (ii) thereafter, each Calculation Period and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Purchaser or, in the absence of any such selection, each Calculation Period.

“Yield Rate” means, for any day in any Yield Period for the Capital (or any portion thereof), a rate per annum equal to the sum of LIR plus the Applicable Margin; provided that the “Yield Rate” on any day while an Event of Termination has occurred and is continuing shall be a rate per annum equal to the sum of 2.00% per annum plus the greater of (a) the applicable “Yield Rate” as set forth above and (b) the Base Rate in effect on such day; provided, further, that (i) no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable Law, and (ii) Yield for any Capital (or such portion thereof) shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Yield Reserve” means, for any Calculation Period, the greater of (a) 0.50% and (b) the product (expressed as a percentage) of (i) the Stress Factor, times (ii) the Base Rate as of the immediately preceding Cut-Off Date times (iii) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.

Section 1.02.     Other Interpretative Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule”, “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement. For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Article, Section, Schedule, Exhibit or Annex are references to Articles, Sections, Schedules, Exhibits and Annexes in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any applicable Law refer to that applicable Law as amended from time to time and include any successor applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day and (l) the term “or” is not exclusive.

ARTICLE II

TERMS OF THE PURCHASES AND INVESTMENTS

Section 2.01.     Purchase Facility.

(a)     Investments. Upon a request by the Seller pursuant to Section 2.02, and on the terms and subject to the conditions hereinafter set forth, the Purchaser shall make payments of Capital to the Seller from time to time on Business Days during the period from the Closing Date to (but excluding) the Termination Date. Each such payment of Capital by the Purchaser to the Seller shall constitute an Investment hereunder for all purposes. Under no circumstances shall the Purchaser be obligated to make any Investment if, after giving effect thereto:

(i)     the aggregate Capital outstanding would exceed the Facility Limit at such time; or

(ii)     the aggregate Capital outstanding would exceed the Capital Coverage Amount at such time.

(b)     Sale of Receivables and Other Sold Assets. In consideration of the Purchaser’s agreement to make Investments in accordance with the terms hereof, the Seller, on each Sale Date, hereby sells, assigns and transfers to the Purchaser, all of the Seller’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Sold Assets”): (i) all Sold Receivables, (ii) all Related Security with respect to such Sold Receivables, (iii) all Collections with respect to such Sold Receivables and (iv) all proceeds of the foregoing. Such sales, assignments and transfers by the Seller shall, in each case, occur and be deemed to occur for all purposes in accordance with the terms hereof automatically without further action, notice or consent of any party.

(c)     Intended Characterization as a Purchase and Sale. It is the intention of the parties to this Agreement that the transfer and conveyance of the Seller’s right, title and interest in, to and under the Sold Assets to the Purchaser on each Sale Date pursuant to this Agreement shall constitute a purchase and sale and not a pledge for security, and such purchase and sale of the Sold Assets hereunder shall be treated as a sale for all purposes (except as provided in Sections 2.01(d) and 12.14). For the avoidance of doubt, this clause (c) shall not be construed to limit or otherwise modify Section 5.05 or any rights, interests, liabilities or obligations of any party thereunder.

(d)     Obligations Not Assumed. Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, the foregoing sales, assignments, transfers and conveyances set forth in Section 2.01(b) do not constitute, and are not intended to result in, the creation or an assumption by the Purchaser of any obligation or liability of the Seller, any Originator, the Master Servicer, or any other Person under or in connection with all, or any portion of, any Sold Assets, all of which shall remain the obligations and liabilities of the Seller, the applicable Originator, the Master Servicer and such other Persons, as applicable.

(e)     Selection, Designation and Reporting of Sold Receivables. The Seller (or the Master Servicer on its behalf) shall select and identify from the Pool Receivables all Sold Receivables to be sold pursuant to Section 2.01(b) in its sole discretion; provided, however, that (i) the Seller shall ensure that each Sold Receivable is a Pool Receivable on the date when first included as a Sold Receivable, (ii) the Seller shall select Sold Receivables from the Pool Receivables (other than Unbilled Receivables) on an Invoice-by-Invoice basis, and the Seller shall transfer pursuant to Section 2.01(b) 100% of its interest in any Invoice that reflects Sold Receivables, such that all Receivables reflected or evidenced by such Invoice shall be included as Sold Receivables, and (iii) the Seller shall not permit the aggregate Outstanding Balance of Sold Receivables to exceed the aggregate Capital outstanding at any time and, to the extent that such an excess occurs, re-designate sufficient Sold Receivables as Unsold Receivables to eliminate such excess. The Seller shall maintain (or cause the Master Servicer to maintain) books and records sufficient to readily identify the Sold Receivables. The Seller and Master Servicer shall cause all Sold Receivables to be identified on each Daily Report delivered hereunder.

Section 2.02.     Making Investments; Return of Capital.

(a)     Each Investment hereunder shall be made on written request from the Seller to the Purchaser delivered on a Business Day in the form of an Investment Request attached hereto as Exhibit A. Each such request for an Investment shall be made no later than 12:00 noon (New York City time) on the Business Day prior to the proposed date of such Investment (it being understood that any such request made after such time shall be deemed to have been made on the following Business Day) and shall specify (i) the amount of Capital requested (which amount shall not be less than $1,000,000) and (y) not cause the aggregate Outstanding Balance of all Sold Receivables (after giving effect to the addition of Pool Receivables to the Sold Receivables in connection with such Investment) to exceed the aggregate Capital outstanding, (ii) the date such requested Investment is to be made (which shall be a Business Day) and (iii) all Pool Receivables that are or, effective upon the making of such Investment, will be, Sold Receivables.

(b)     On the date of each Investment specified in the applicable Investment Request, the Purchaser shall, upon satisfaction of the applicable conditions set forth in Article VI and pursuant to the other conditions set forth in this Article II, wire transfer to the account or accounts specified in such Investment Request, immediately available funds in an aggregate amount equal to the Capital requested.

(c)     [Reserved].

(d)     The Seller shall return all Capital outstanding on the Seller Obligation Final Due Date. Prior thereto, the Seller shall, on each Settlement Date, reduce aggregate Capital outstanding to the extent required under Section 4.01 and otherwise in accordance with such Section 4.01 (subject to the priorities for payment set forth therein) by paying the amount of such reduction to the Purchaser in accordance with Section 4.02. Additionally, if on any Business Day the Seller or the Master Servicer determines or is advised that a Capital Coverage Deficit exists, the Seller shall within two (2) Business Days eliminate such Capital Coverage Deficit. Notwithstanding the foregoing, the Seller, in its discretion, shall have the right to reduce, in whole or in part by payment in accordance with Section 4.02, the aggregate Capital outstanding on any Business Day upon two (2) Business Days’ prior written notice thereof to the Purchaser in the form of a Reduction Notice attached hereto as Exhibit B; provided, however, that (i) each such reduction shall be in a minimum aggregate amount of $1,000,000 or, if less, in the amount necessary to reduce any Capital Coverage Deficit existing at such time to zero and (ii) any accrued Yield and Fees in respect of the portion(s) of Capital so reduced shall be paid in full on the immediately following Monthly Settlement Date.

(e)     The Seller may, at any time upon at least five (5) Business Days’ prior written notice to the Purchaser, terminate the Commitment and the Facility Limit in whole, or reduce the Commitment and the Facility Limit in part. Each partial reduction in the Commitment and Facility Limit shall be in a minimum amount of $5,000,000 or a larger integral multiple of $500,000 if in excess thereof, and no such partial reduction shall reduce the Commitment and the Facility Limit to an amount less than $15,000,000. In connection with any reduction of the Commitment, the Seller shall remit to the Purchaser (i) instructions regarding such reduction and (ii) cash in an amount sufficient to pay (A) Capital in excess of the Commitment and Facility Limit as so reduced and (B) all other outstanding Seller Obligations with respect to such reduction (determined based on the ratio of the reduction of the Commitment being effected to the amount of the Commitment prior to such reduction or, if the Purchaser reasonably determines that any portion of the outstanding Seller Obligations is allocable solely to that portion of the Commitment being reduced or has arisen solely as a result of such reduction, all of such portion). Upon receipt of any such amounts, the Purchaser shall apply such amounts first, to the reduction of the outstanding Capital, and second, to the payment of the remaining outstanding Seller Obligations with respect to such reduction. A notice of termination or reduction of the Commitment and the Facility Limit may state that such notice is conditioned upon the occurrence of any event specified therein, in which case such notice may be revoked (by notice to the Purchaser on or prior to the specified effective date) if such condition is not satisfied.

(f)     The Seller may, at any time upon at least sixty (60) days’ prior written notice to the Purchaser request an increase in the Commitment and the Facility Limit to an aggregate amount not in excess of $50,000,000; provided, however, (i) the Purchaser may not request an increase in the Commitment and Facility Limit more than twice in any calendar year, (ii) the amount of any requested increase shall not be less than $3,000,000 or a larger integral multiple of $1,000,000 if in excess thereof, (ii) the Purchaser may determine in its sole discretion whether to seek credit approval for all or any portion of the requested increase, will promptly notify the Seller in writing if the Purchaser in its sole discretion elects not to seek credit approval for the requested increase, (iii) the Purchaser will promptly notify the Seller in writing of the response of its credit committee in its sole discretion to any request for increase for which that the Purchaser elects to seek credit approval, and (iv) in the event that the Purchaser receives credit approval for all or any portion of a requested increase, the parties shall enter into an amendment to this Agreement and, as necessary the Fee Letter and other Transaction Documents, to reflect the approved increase in the Commitment and Facility Limit and any changes or conditions upon which such credit approval was predicated.

Section 2.03.     Yield and Fees.

(a)     The Seller shall pay to the Purchaser certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreement, dated as of the Closing Date, between the Seller and the Purchaser (as amended, restated, supplemented or otherwise modified from time to time, the “Fee Letter”). Capital shall accrue Yield on each day when such Capital remains outstanding at the then applicable Yield Rate for such Capital (or each applicable portion thereof).

(b)     On or prior to the fifth (5th) Business Day of each Calculation Period after the Closing Date (commencing with May 5, 2020), each Purchaser will provide to the Master Servicer and the Seller an invoice showing the amount of Fees and Yield due to such Purchaser for the Calculation Period (or portion thereof) then most recently ended. On each Monthly Settlement Date, the Seller shall pay, in arrears, all Yield and Fees accrued during each Yield Period then most recently ended.

(c)     For the avoidance of doubt, the Seller’s obligation to pay all Fees and Yield hereunder when due shall not be contingent up the receipt or availability of Collections and to the extent any such amount is not otherwise paid on the related Monthly Settlement Date, such amount shall be paid on the following Settlement Date in accordance with the terms and priorities for payment set forth in Section 4.01.

Section 2.04.     Records of Investments and Capital. The Purchaser shall record in its records, the date and amount of each Investment made by it hereunder, the Yield Rate with respect to the related Capital (and each portion thereof), the Yield accrued on the Capital and each repayment and payment thereof. Such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Seller hereunder or under the other Transaction Documents to repay the Capital, together with all Yield accruing thereon and all other Seller Obligations.

ARTICLE III

seller guaranty

Section 3.01.     Guaranty of Payment. The Seller hereby absolutely, irrevocably and unconditionally guarantees to the Purchaser and the other Secured Parties the prompt payment of the Sold Receivables by the related Obligors and all other payment obligations included in the Sold Assets (collectively, the “Guaranteed Obligations”), in each case, in full when due, whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise (such guaranty, the “Seller Guaranty”). The Seller Guaranty is a guaranty of payment and not merely of collection and is a continuing irrevocable guaranty and shall apply to all Guaranteed Obligations whenever arising. To the extent the obligations of the Seller hereunder in respect to the Seller Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal Law relating to fraudulent conveyances or transfers), then such obligations of the Seller shall be limited to the maximum amount that is permissible under applicable Law (whether federal or state or otherwise and including the Bankruptcy Code and any other applicable bankruptcy, insolvency, reorganization or other similar laws). Payments under this Seller Guaranty will be made to the extent of available funds in accordance with Section 4.01(c) following demand therefor (or upon automatic acceleration thereof in the circumstances provided in Article IX) notwithstanding any stay, injunction or other prohibition preventing such demand.

Section 3.02.     Unconditional Guaranty. The obligations of the Seller under the Seller Guaranty are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any Guaranteed Obligations, any Contract, any Transaction Document or any other agreement or instrument referred to therein, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. The Seller agrees that the Seller Guaranty may be enforced by the Purchaser without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to any of the other Transaction Documents or any collateral, including the Sold Assets, hereafter securing the Guaranteed Obligations, the Seller Obligations or otherwise, and the Seller hereby waives the right to require the Purchaser to make demand on or proceed against any Obligor, any Originator, the Master Servicer or the Indemnification Guarantor or any other Person or to require the Purchaser to pursue any other remedy or enforce any other right. The Seller further agrees that no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Purchaser in connection with monies received under or in respect of the Seller Guaranty. The Seller further agrees that nothing contained herein shall prevent the Purchaser from suing on any of the other Transaction Documents or foreclosing its or their, as applicable, security interest in or lien on the Sold Assets or any other collateral securing the Guaranteed Obligations or the Seller Obligations or from exercising any other rights available to it or them, as applicable, under any Transaction Document, or any other instrument of security and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of the Seller’s obligations under the Seller Guaranty; it being the purpose and intent of the Seller that its obligations under the Seller Guaranty shall be absolute, independent and unconditional under any and all circumstances. Neither the Seller Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of any Obligor, any Originator, the Master Servicer or the Indemnification Guarantor or by reason of the bankruptcy or insolvency of any Obligor, any Originator, the Master Servicer or the Indemnification Guarantor. The Seller hereby waives any and all notice of the creation, renewal, extension, accrual, or increase of any of the Guaranteed Obligations and notice of or proof of reliance by the Purchaser on the Seller Guaranty or acceptance of the Seller Guaranty. All dealings between any Obligor, any Originator, the Master Servicer, the Indemnification Guarantor or the Seller, on the one hand, and the Purchaser, on the other hand, shall be conclusively presumed to have been had or consummated in reliance upon the Seller Guaranty. The Seller hereby represents and warrants that it is, and immediately after giving effect to the Seller Guaranty and the obligation evidenced hereby, will be, solvent. The Seller Guaranty and the obligations of the Seller under the Seller Guaranty shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of all Guaranteed Obligations), including the occurrence of any of the following, whether or not the Purchaser shall have had notice or knowledge of any of them: (A) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Sold Assets or the Guaranteed Obligations or any agreement relating thereto, or with respect to any guaranty of or other security for the payment of the Sold Assets or the Guaranteed Obligations, (B) any waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to Termination Events) of any Transaction Document or any agreement or instrument executed pursuant thereto, or of any guaranty or other security for the Sold Assets or the Guaranteed Obligations, (C) to the fullest extent permitted by applicable Law, any of the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (D) the application of payments received from any source to the payment of Indebtedness other than the Guaranteed Obligations, even though the Purchaser might have elected to apply such payment to any part or all of the Guaranteed Obligations, (E) any failure to perfect or continue perfection of a security interest in any of the Sold Assets or other Seller Collateral, (F) any defenses, set-offs or counterclaims which the Seller, any Originator, the Master Servicer, the Indemnification Guarantor or any Obligor may allege or assert against the Purchaser in respect of the Sold Assets or the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (G) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of the Seller as an obligor in respect of the Sold Assets or the Guaranteed Obligations.

Section 3.03.     Modifications. The Seller agrees that: (a) all or any part of any security interest, lien, collateral security or supporting obligation now or hereafter held for any Guaranteed Obligation may be exchanged, compromised or surrendered from time to time; (b) the Purchaser shall have no obligation to protect, perfect, secure or insure any security interest or lien now or hereafter held, if any, for the Guaranteed Obligations; (c) the time or place of payment of any Guaranteed Obligation may be changed or extended, in whole or in part, by the Master Servicer in accordance with this Agreement to a time certain or otherwise, and may be renewed or accelerated, in whole or in part, by the Master Servicer in accordance with this Agreement; (d) any Obligor, any Originator, the Seller, the Master Servicer or the Indemnification Guarantor and any other party (including any co-guarantor) liable for payment of any Guaranteed Obligation may be granted indulgences generally; (e) any of the provisions of Contracts or any other agreements or documents governing or giving rise to any Guaranteed Obligation may be modified, amended or waived by the Master Servicer in accordance with this Agreement; and (f) any deposit balance for the credit of any Obligor, any Originator, the Master Servicer, the Indemnification Guarantor or the Seller or any other party (including any co-guarantor) liable for the payment of any Guaranteed Obligation or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranteed Obligations, all without notice to or further assent by the Seller, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

Section 3.04.     Waiver of Rights. The Seller expressly waives to the fullest extent permitted by applicable Law: (a) notice of acceptance of the Seller Guaranty by the Purchaser; (b) presentment and demand for payment or performance of any of the Guaranteed Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Guaranteed Obligations or with respect to any security therefor; (d) notice of the Purchasers or the Purchaser obtaining, amending, substituting for, releasing, waiving or modifying any security interest or lien, if any, hereafter securing the Guaranteed Obligations, or the Purchasers or the Purchaser subordinating, compromising, discharging or releasing such security interests or liens, if any; (e) all other notices, demands, presentments, protests or any agreement or instrument related to the Sold Assets or the Guaranteed Obligations to which the Seller might otherwise be entitled; (f) any right to require the Purchaser as a condition of payment or performance by the Seller, to (A) proceed against any Obligor, any Originator, the Master Servicer, the Indemnification Guarantor or any other Person, (B) proceed against or exhaust any other security held from any Obligor, any Originator, the Master Servicer, the Indemnification Guarantor or any other Person, (C) proceed against or have resort to any balance of any deposit account, securities account or credit on the books of the Purchaser, the Purchasers or any other Person, or (D) pursue any other remedy in the power of the Purchaser or the Purchasers whatsoever; (g) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Obligor, any Originator, the Master Servicer, the Indemnification Guarantor or any other Person including any defense based on or arising out of the lack of validity or the unenforceability of the Sold Assets or the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Obligor, any Originator, the Master Servicer, the Indemnification Guarantor or any other Person from any cause other than payment in full of the Sold Assets and the Guaranteed Obligations; (h) any defense based upon any applicable Law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (i) any defense based upon the Purchaser’s errors or omissions in the administration of the Sold Assets or the Guaranteed Obligations; (j) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of the Sold Assets or the Guaranteed Obligations, (B) the benefit of any statute of limitations affecting the Seller’s liability under the Seller Guaranty or the enforcement of the Seller Guaranty, (C) any rights to set-offs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that the Purchaser and the Purchasers protect, secure, perfect or insure any other security interest or lien or any property subject thereto; and (k) to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by applicable Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement and the Seller Guaranty.

Section 3.05.     Reinstatement. Notwithstanding anything contained in this Agreement or the other Transaction Documents, the obligations of the Seller under this Article III shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Seller agrees that it will indemnify the Purchaser to the extent of available funds in accordance with Section 4.01 for all reasonable and documented costs and expenses (including reasonable fees of counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 3.06.     Remedies. The Seller agrees that, as between the Seller, on the one hand, and the Purchaser, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Article IX (and shall be deemed to have become automatically due and payable in the circumstances provided in Article IX) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Obligations being deemed to have become automatically due and payable), such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Seller.

Section 3.07.     Subrogation. The Seller hereby waives all rights of subrogation (whether contractual or otherwise) to the claims of the Purchaser and the other Secured Parties against any Obligor, any Originator, the Master Servicer, the Indemnification Guarantor or any other Person in respect of the Guaranteed Obligations until such time as all Guaranteed Obligations have been indefeasibly paid in full in cash and the Final Payout Date has occurred. The Seller further agrees that, to the extent such waiver of its rights of subrogation is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation shall be junior and subordinate to any rights the Purchaser may have against any Obligor, any Originator, the Master Servicer, the Indemnification Guarantor or any other Person in respect of the Guaranteed Obligations.

Section 3.08.     Inducement. The Purchaser has been induced to make the Investments under this Agreement in part based upon the Seller Guaranty which the Seller desires be honored and enforced as a separate obligation of the Seller should the Purchaser desire to do so.

Section 3.09.     Security Interest.

(a)     To secure the prompt payment and performance of the Guaranteed Obligations, the Seller Guaranty and all other Seller Obligations, the Seller hereby grants to the Purchaser (for its own benefit and for the benefit of the other Secured Parties), a continuing security interest in and lien upon all property and assets of the Seller, whether now or hereafter owned, existing or arising and wherever located, including all of its right, title and interest in the following (collectively, the “Seller Collateral”): (i) all Unsold Receivables, (ii) all Related Security with respect to such Unsold Receivables, (iii) all Collections with respect to such Unsold Receivables, (iv) the Lock-Boxes and Collection Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Boxes and Collection Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Seller under the RSCA; (vi) all other personal and fixture property or assets of the Seller of every kind and nature including, without limitation, all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC) and (vii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing. The Purchaser (for the benefit of the Secured Parties) shall have, with respect to all the Seller Collateral, and in addition to all the other rights and remedies available to the Purchaser (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. The Seller hereby authorizes the Purchaser to file financing statements describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

(b)     Immediately upon the occurrence of the Final Payout Date, the Seller Collateral shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Purchaser shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Seller Collateral shall revert to the Seller; provided, however, that promptly following written request therefor by the Seller delivered to the Purchaser following any such termination, and at the expense of the Seller, the Purchaser shall execute (if legally required) and deliver to the Seller UCC-3 termination statements and such other documents as the Seller shall reasonably request to evidence such termination.

(c)     For the avoidance of doubt, the grant of security interest pursuant to this Section 3.09 shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(b) or the Seller’s grant of security interest pursuant to Section 5.05.

Section 3.10.     Further Assurances. Promptly upon request, the Seller shall deliver such instruments, assignments or other documents or agreements, and shall take such actions, as the Purchaser reasonably deems appropriate to evidence or perfect its security interest and lien on any of the Seller Collateral, or otherwise to give effect to the intent of this Article III.

ARTICLE IV

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS

Section 4.01.     Settlement Procedures.

(a)     Settlement Account; Releases. The Master Servicer shall set aside and hold in trust for the benefit of the Secured Parties in the Settlement Account, for application in accordance with the priority of payments set forth below in this Section 4.01, all Collections on Pool Receivables that are received by the Master Servicer or the Seller or received in any Lock-Box or Collection Account; provided, however, that so long as each of the conditions precedent set forth in Section 6.03 is satisfied on such date:

(i)     the Master Servicer may release to the Seller from such Collections received on Unsold Receivables the amount (if any) necessary to pay (A) the purchase price for Receivables purchased by the Seller on such date in accordance with the terms of the RSCA or (B) amounts owing by the Seller to any Originators under their respective Subordinated Notes, and

(ii)     the Master Servicer may release to the Seller all or a portion of such Collections received on Sold Receivables in exchange for the Seller designating an equivalent amount (based on aggregate Outstanding Balances) of Unsold Receivables as new Sold Receivables on Seller’s books and records pursuant to Section 2.01(e), which new Sold Receivables will be automatically and immediately sold by the Seller to the Purchaser pursuant to Section 2.01(b) upon such release (each such release of Collections described in clauses (i) and (ii) above, a “Release”).

(b)     Interim Settlement Dates. On each Interim Settlement Date, the Master Servicer shall apply Collections in the following order of priority:

(i)     first, to deposit such Collections into the Settlement Account until such time as the amount on deposit is equal to the sum of (x) the amount of any Capital Coverage Deficit that then exists plus the distributions anticipated by the Master Servicer to make the payments contemplated by Section 4.01(c)(i)(A)-(C) and (E) on the following Monthly Settlement Date, in each case to the extent accrued through such Interim Settlement Date; and

(ii)     second, with respect to any remaining Collections, at the option of the Seller, either (1) to distribute to the Contributing Originator as a distribution of capital, provided that after paying such amounts pursuant to this Section 4.1(b)(ii), no Capital Coverage Deficit shall exist; or (2) to deposit into the Settlement Account.

(c)     Distribution on the Monthly Settlement Dates.

(i)     On each Monthly Settlement Date, the Master Servicer shall apply Collections in the Settlement Account as of the Determination Date as follows:

(A)     first, to pay to the Master Servicer the sum of (1) the Servicing Fee for the preceding Calculation Period and (2) any unpaid Servicing Fee from prior Calculation Periods;

(B)     second, to pay to the Purchaser any Yield due on such Monthly Settlement Date pursuant to the provisions of Section 2.03(c);

(C)     third, to pay to each of the Purchasers in accordance with Section 2.02(d), the Capital Distribution Amount with respect to such Monthly Settlement Date and any unpaid Capital Distribution Amount with respect to any prior Monthly Settlement Date to be used, in each case, to reduce the aggregate Capital outstanding;

(D)     fourth, if an Event of Termination has occurred and is continuing or the Termination Date has occurred, to pay to the Purchaser amounts remaining to reduce the aggregate Capital outstanding to zero ($0);

(E)     fifth, to pay any other Seller Obligations; and

(F)     sixth, with respect to any remaining Collections, to the account of the Seller;

provided that any Collections allocated pursuant to clauses first through fifth above shall be allocated first, from available Collections on Sold Receivables and other Sold Assets, and second, solely to the extent Collections on Sold Receivables are insufficient to satisfy the amount required to be paid pursuant to clauses first through fifth above, from Collections on Unsold Receivables and other Unsold Collateral. The Seller’s right to receive payments (if any) from time to time pursuant to clause sixth above shall, to the extent arising from Collections on Sold Receivables, constitute compensation to the Seller for the Seller’s provision of the Seller Guaranty and the Purchaser’s interests in the Seller Collateral.

In the event that, in accordance with the terms of Section 9.03(a) and the Control Agreements, the Purchaser delivers a Notice of Exclusive Control to each Collection Bank, the Purchaser will direct or cause the direction of the depositary bank in connection with the application of Collections in the Settlement Account pursuant to this Section 4.01(c) and otherwise as required under this Agreement.

(d)     The Seller may elect to cause a reduction of the aggregate Capital outstanding in accordance with this Section 4.01(d). For the avoidance of doubt, the Seller shall only be permitted to reduce the Capital from Collections and other amounts on deposit in the Settlement Account. The Seller may do so as follows:

(i)     the Seller shall deliver to the Purchaser and the Master Servicer written notice in substantially the form of Exhibit B (a “Reduction Notice”) at least one (1) Business Day prior to the commencement date for such reduction of the aggregate Capital, which notice shall include the amount of such proposed reduction (the “Investment Reduction Amount”) and the proposed date on which such reduction will commence; and

on the proposed date of the commencement of such reduction and on each day thereafter, the Master Servicer shall cause Collections to be applied to the extent available under Section 4.01(c) to reduce the aggregate Capital until the amount of the aggregate Capital shall equal the desired reduced aggregate Capital; provided that (A) the amount of any such reduction (if not a reduction to zero) shall be not less than $1,000,000 or an integral multiple of $100,000 in excess thereof; (B) the Seller shall choose a reduction amount, and the date of commencement thereof, so that to the extent practicable such reduction shall commence and conclude in the same Calculation Period; and (C) such reduction shall be applied to reduce the aggregate Capital of each of the Purchasers ratably in accordance with its respective Percentage. For the avoidance of doubt, any such reduction in the aggregate Capital shall only be funded by Collections and any other amounts on deposit in the Settlement Account and available for distribution in accordance with Section 4.01(c).

(e)     All amounts payable to the Purchaser (i) in reduction of the aggregate Capital outstanding pursuant to Section 4.01(d) shall be distributed by 2:00 p.m. (New York time) on the day such amounts are payable in immediately available funds; and (ii) in payment of Yield or fees pursuant to Section 4.01(c) shall be distributed by 2:00 p.m. (New York time) on the day such amounts are payable in same day funds based on the applicable Daily Report delivered to the Purchaser pursuant to Section 8.02(b)(vi). Any payment received after 2:00 p.m. (New York City time) pursuant to this Section 4.01(e) shall be deemed to be received on the next Business Day.

(f)     [Reserved].

(g)     All payments or distributions to be made by the Master Servicer, the Seller or any other Person to the Purchaser (or to related Affected Persons or Seller Indemnified Parties), shall be paid or distributed to the Purchaser’s Account and, upon receipt in the Purchaser’s Account of any such payments or distributions, shall, if applicable, be distributed to the applicable Affected Persons and the Seller Indemnified Parties ratably; provided that if the Purchaser shall have received insufficient funds to pay all of the above amounts in full on any such date, the Purchaser shall pay such amounts to the applicable Affected Persons and the Seller Indemnified Parties in accordance with the priority of payments forth above, and with respect to any such category above for which there are insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to each such Person) among all such Persons entitled to payment thereof.

(h)     If and to the extent the Purchaser, any Affected Person or any Seller Indemnified Party shall be required for any reason to pay over to any Person (including any Obligor or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Purchaser, such Affected Person or such Seller Indemnified Party, as the case may be, shall have a claim against the Seller for such amount.

(i)     For the purposes of this Section 4.01:

(i)     if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by the Seller, any Originator, the Master Servicer or any Affiliate of the Master Servicer, or any setoff, counterclaim or dispute between the Seller or any Affiliate of the Seller, any Originator or any Affiliate of any Originator, or the Master Servicer or any Affiliate of the Master Servicer, and an Obligor (any such reduction or adjustment, a “Dilution”), the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and shall immediately pay any and all such amounts in respect thereof to a Collection Account for the benefit of the Purchaser Parties for application pursuant to Section 4.01(a);

(ii)     if on any day any of the representations or warranties in Section 7.01 is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full and shall immediately pay the amount of such deemed Collection to a Collection Account for application pursuant to Section 4.01(a) (Collections deemed to have been received pursuant to this Section 4.01(i) are hereinafter sometimes referred to as “Deemed Collections”);

(iii)     except as provided in clauses (i) or (ii) above or otherwise required by applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

(iv)     if and to the extent the Purchaser, any Affected Person or any Seller Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Seller and, accordingly, such Person shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

Section 4.02.     Payments and Computations, Etc.

(a)     All amounts to be paid by the Seller or the Master Servicer to the Purchaser or any Affected Person or Seller Indemnified Party hereunder shall be paid no later than 12:00 noon (New York City time) on the day when due in same day funds to the Purchaser’s Account.

(b)     Each of the Seller and the Master Servicer shall, to the extent permitted by applicable Law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.00% per annum above the Base Rate, payable, in the case of the Seller, to the extent of available funds in accordance with Section 4.01 following demand therefor, and in the case of the Master Servicer, on demand.

(c)     All computations of interest and Yield shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. All Fees shall be calculated on the basis of a year of 365 or 366 days, as applicable. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

ARTICLE V

INCREASED COSTS; TAXES; ILLEGALITY AND BACK-UP SECURITY INTEREST

Section 5.01.     Increased Costs.

(a)     Increased Costs Generally. If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person (other than the Applicable Reserve Requirement);

(ii)     subject any Affected Person to any Taxes (except to the extent such Taxes are (A) Indemnified Taxes for which relief is sought under Section 5.03, (B) Taxes described in clause (b) or (c) of the definition of Excluded Taxes or (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)     impose on any Affected Person any other condition, cost or expense (other than Taxes) (A) affecting the Sold Assets, the Seller Collateral, this Agreement, any other Transaction Document, any Capital or any participation therein or (B) affecting its obligations or rights to make Investments or fund or maintain Capital;

and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as the Purchaser hereunder with respect to the transactions contemplated hereby, (B) making any Investment or funding or maintaining any Capital (or any portion thereof) or (C) maintaining its obligation to make any Investment or to fund or maintain any Capital (or any portion thereof), or to reduce the amount of any sum received or receivable by such Affected Person hereunder, then, upon request of such Affected Person, the Seller shall pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered.

(b)     Capital and Liquidity Requirements. If any Affected Person determines that any Change in Law affecting such Affected Person or any lending office of such Affected Person or such Affected Person’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of (x) increasing the amount of capital required to be maintained by such Affected Person or Affected Person’s holding company, if any, (y) reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, or (z) causing an internal capital or liquidity charge or other imputed cost to be assessed upon such Affected Person or Affected Person’s holding company, if any, in each case, as a consequence of (A) this Agreement or any other Transaction Document, (B) the commitments of such Affected Person hereunder or under any other Transaction Document, (C) the Investments made by such Affected Person, or (D) any Capital (or portion thereof), to a level below that which such Affected Person or such Affected Person’s holding company would have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request of such Affected Person, the Seller will pay to such Affected Person such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such increase, reduction or charge.

(c)     Adoption of Changes in Law. The Seller acknowledges that any Affected Person may institute measures in anticipation of a Change in Law (including, without limitation, the imposition of internal charges on such Affected Person’s interests or obligations under any Transaction Document), and may commence allocating charges to or seeking compensation from the Seller under this Section 5.01 in connection with such measures, in advance of the effective date of such Change in Law, and the Seller agrees to pay such charges or compensation to such Affected Person, following demand therefor in accordance with the terms of this Section 5.01, without regard to whether such effective date has occurred.

(d)     Certificates for Reimbursement. A certificate of an Affected Person setting forth the amount or amounts necessary to compensate such Affected Person or its holding company, as the case may be, as specified in clause (a), (b) or (c) of this Section and delivered to the Seller, shall be conclusive absent manifest error. The Seller shall, subject to the priorities of payment set forth in Section 4.01, pay such Affected Person the amount shown as due on any such certificate no later than the first Settlement Date occurring at least ten (10) days after the Seller’s receipt of such certificate.

(e)     Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that, Seller shall not be required to compensate any Affected Person for amounts incurred more than nine months prior to the date on which such Affected Person notifies the Seller of the Change in Law giving rise to such increased costs or reductions and of the Purchaser’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 5.02.     [Reserved].

Section 5.03.     Taxes.

(a)     Payments Free of Taxes. Any and all payments by or on account of any obligation of the Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of the Seller, the Purchaser, any Affected Person or any Seller Indemnified Party) requires the deduction or withholding of any Tax from any such payment to the Purchaser, such Affected Person or such Seller Indemnified Party, then the Seller shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the Purchaser, such Affected Person or such Seller Indemnified Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)     Payment of Other Taxes by the Seller. The Seller shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or, at the option of the Purchaser, timely reimburse the Purchaser for the payment of, any Other Taxes.

(c)     Indemnification by the Seller. The Seller shall indemnify each Affected Person, within ten (10) days after demand therefor, for the full amount of any (I) Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Affected Person or required to be withheld or deducted from a payment to such Affected Person and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and (II) Taxes that arise because an Investment or any Capital is not treated for U.S. federal, state, local or franchise tax consistently with the Intended Tax Treatment (such indemnification will include any U.S. federal, state or local income and franchise taxes necessary to make such Affected Person whole on an after-tax basis taking into account the taxability of receipt of payments under this clause (II) and any reasonable expenses (other than Taxes) arising out of, relating to, or resulting from the foregoing). The Affected Person shall give prompt notice to the Seller of any Indemnified Taxes or Other Taxes imposed or asserted on it; provided that failure to give such prompt notice shall not constitute a defense to any claim for indemnification. A certificate as to the amount of such payment or liability delivered to the Seller by an Affected Person (with a copy to the Purchaser), or by the Purchaser on its own behalf or on behalf of an Affected Person, shall be conclusive absent manifest error. The Seller shall be entitled to contest, at its own expense, any Indemnified Taxes or Other Taxes that it is obligated to pay, and the relevant Affected Parties shall reasonably cooperate with any such contest.

(d)     Mitigation. If any Affected Person requests compensation pursuant to Section 5.01, or if the Seller is required to pay any additional amounts to any Affected Person or any Governmental Authority pursuant to Section 5.03, then such Affected Person shall use reasonable efforts to designate a different office or to assign its rights and obligations under this Agreement to another of its offices, branches or affiliates, if, in the judgment of such Affected Person, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and would not otherwise be materially disadvantageous to such Affected Person. If any Affected Person determines that it has received a refund of or credit against any Taxes or Other Taxes as to which it has been indemnified by the Seller or with respect to which the Seller has paid additional amounts pursuant to this Section 5.03, such Affected Person shall pay over such refund or credit to the Seller. Each Affected Person shall pursue any such refund or credit if such Affected Person reasonably determines that it is likely to receive such refund or credit.

(e)     Evidence of Payments. As soon as practicable after any payment of Taxes by the Seller to a Governmental Authority pursuant to this Section 5.03, the Seller shall deliver to the Purchaser the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Purchaser.

(f)     Status of Affected Persons.

(i)     Any Affected Person that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Seller and the Purchaser, at the time or times reasonably requested by the Seller or the Purchaser, such properly completed and executed documentation reasonably requested by the Seller or the Purchaser as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Affected Person, if reasonably requested by the Seller or the Purchaser, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Seller or the Purchaser as will enable the Seller or the Purchaser to determine whether or not such Affected Person is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.03(f)(ii)(A), 5.03(f)(ii)(B) and 5.03(g)) shall not be required if, in the Affected Person’s reasonable judgment, such completion, execution or submission would subject such Affected Person to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Affected Person.

(ii)     Without limiting the generality of the foregoing:

(A)     an Affected Person that is a U.S. Person shall deliver to the Seller and the Purchaser from time to time upon the reasonable request of the Seller or the Purchaser, executed originals of Internal Revenue Service Form W-9 certifying that such Affected Person is exempt from U.S. federal backup withholding tax;

(B)     any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Seller and the Purchaser (in such number of copies as shall be requested by the Affected Person) from time to time upon the reasonable request of the Seller or the Purchaser, whichever of the following is applicable:

(1)     in the case of such an Affected Person claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)     executed originals of Internal Revenue Service Form W-8ECI;

(3)     in the case of such an Affected Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Affected Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable; or

(4)     to the extent such Affected Person is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Affected Person is a partnership and one or more direct or indirect partners of such Affected Person are claiming the portfolio interest exemption, such Affected Person may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and

(C)     any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Seller and the Purchaser (in such number of copies as shall be requested by the recipient), from time to time upon the reasonable request of the Seller or the Purchaser, executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Seller or the Purchaser to determine the withholding or deduction required to be made.

(g)     Documentation Required by FATCA. If a payment made to an Affected Person under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Affected Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Affected Person shall deliver to the Seller and the Purchaser at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Seller or the Purchaser such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller or the Purchaser as may be necessary for the Seller and the Purchaser to comply with their obligations under FATCA and to determine that such Affected Person has complied with such Affected Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)     Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Purchaser or any assignment of rights by, or the replacement of, the Purchaser or any other Affected Person, the termination of the Commitments and the repayment, satisfaction or discharge of all the Seller Obligations and the Master Servicer’s obligations hereunder.

(i)     Updates. Each Affected Person agrees that if any form or certification it previously delivered pursuant to this Section 5.03 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller and the Purchaser in writing of its legal inability to do so.

Section 5.04.     Inability to Determine or LIR; Change in Legality.

(a)     If the Purchaser shall have determined before the first day of any Yield Period (or solely with respect to the LIBOR Index Rate, on any day) (which determination shall be conclusive and binding upon the parties hereto absent manifest error) that, by reason of circumstances affecting the interbank Eurodollar market, that: (i) Dollar deposits in the relevant amounts and for the relevant Yield Period or day, as applicable, are not available, (ii) adequate and reasonable means do not exist for ascertaining LIR for such Yield Period or day, as applicable, or (iii) LIR determined pursuant hereto does not accurately reflect the cost to the applicable Affected Person of maintaining any portion of Capital during such Yield Period or day, as applicable, the Purchaser shall promptly give telephonic notice of such determination, confirmed in writing, to the Seller on such day. Upon delivery of such notice: (i) no portion of Capital shall be funded thereafter at LIR unless and until the Purchaser shall have given notice to the Seller that the circumstances giving rise to such determination no longer exist and (ii) subject to Section 5.06, with respect to any outstanding portion of Capital then funded at LIR, such Yield Rate shall immediately be converted to the Base Rate.

(b)     If on any day the Purchaser shall have been notified by any Affected Person that such Affected Person has determined (which determination shall be final and conclusive absent manifest error) that any Change in Law, or compliance by such Affected Person with any Change in Law, shall make it unlawful or impossible for such Affected Person to fund or maintain any portion of Capital at or by reference to the LIBOR Index Rate, the Purchaser shall notify the Seller thereof. Upon receipt of such notice, until the Purchaser notifies the Seller and the Purchaser that the circumstances giving rise to such determination no longer apply, (i) no portion of Capital shall be funded at or by reference to LIR and (ii) the Yield for any outstanding portions of Capital then funded at LIR shall automatically and immediately be converted to the Base Rate.

Section 5.05.     Back-Up Security Interest.

(a)     If, notwithstanding the intent of the parties stated in Section 2.01(c), the sale, assignment and transfer of any Sold Assets to the Purchaser hereunder (including pursuant to Section 2.01(b)) is not treated as a sale for all purposes (except as provided in Sections 2.01(d) and 12.14), then such sale, assignment and transfer of such Sold Assets shall be treated as the grant of a security interest by the Seller to the Purchaser to secure the payment and performance of all the Seller’s obligations to the Purchaser and the other Secured Parties hereunder and under the other Transaction Documents (including all Seller Obligations). Therefore, as security for the performance by the Seller of all the terms, covenants and agreements on the part of the Seller to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the aggregate Capital outstanding and all Yield and all other Seller Obligations, the Seller hereby grants to the Purchaser for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in, all of the Seller’s right, title and interest in, to and under all of the Sold Assets, whether now or hereafter owned, existing or arising.

(b)     The Purchaser (for the benefit of the Secured Parties) shall have, with respect to all the Sold Assets, and in addition to all the other rights and remedies available to the Purchaser (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. The Seller hereby authorizes the Purchaser to file financing statements describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

(c)     For the avoidance of doubt, (i) the grant of security interest pursuant to this Section 5.05 shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(b) or the Seller’s grant of security interest pursuant to Section 3.09, (ii) nothing in Section 2.01 shall be construed as limiting the rights, interests (including any security interest), obligations or liabilities of any party under this Section 5.05, and (iii) subject to the foregoing clauses (i) and (ii), this Section 5.05 shall not be construed to contradict the intentions of the parties set forth in Section 2.01(c).

Section 5.06.     Replacement Index for LIR

(a)     If the Purchaser determines (which determination shall be final and conclusive, absent manifest error) that either (i) (A) the circumstances set forth in Section 5.04 have arisen and are unlikely to be temporary, or (B) the circumstances set forth in Section 5.04 have not arisen but the applicable supervisor or administrator (if any) of LIBOR or a Governmental Authority having jurisdiction over the Purchaser has made a public statement identifying the specific date after which LIBOR shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (ii) a rate other than LIBOR has become a widely recognized benchmark rate for newly originated loans or receivables investments in Dollars in the U.S. market, the Purchaser shall, in lieu of exercising its rights under Section 5.04 above,  designate in place of the LIBOR Index Rate a substitute interest rate index applicable to all LIR Investments then and thereafter outstanding (the “Replacement Index”). If the Purchaser so designates a Replacement Index, the Purchaser may also determine at such time or at any time or from time to time thereafter that an index adjustment is necessary to produce a comparable interest rate to the interest rate that would have applied to the Investments based on the LIBOR Index Rate.  Upon such determination, the Purchaser will designate the amount of such index adjustment (which may be a positive or a negative number) and adjust the Replacement Index by that amount (the result being the “Adjusted Replacement Index”). The Purchaser will provide notice to the Seller of the Replacement Index and any Adjusted Replacement Index, as applicable, and their respective effective dates. Thereafter, the Replacement Index or, as applicable, the Adjusted Replacement Index shall be deemed to be and shall become the operative interest rate index instead of the LIBOR Index Rate for purposes of making (or continuing) LIR Investments under this Agreement, and the Capital of all LIR Investments shall continue to accrue Yield thereafter from the effective date of such designation(s) through repayment thereof at the Replacement Index (or the Adjusted Replacement Index, as applicable) plus the Applicable Margin (subject to increase if an Event of Termination occurs and is continuing). The Replacement Index or, as applicable, Adjusted Replacement Index will not be less than zero percent (0%) per annum in any event.  The Replacement Index or, as applicable,  the Adjusted Replacement Index, may not necessarily be the Purchaser’s most favorable lending rate or interest rate index.  Any determination or designation made by the Purchaser under this subsection (a) shall be made in the Purchaser’s sole and absolute discretion and shall be conclusive and binding absent manifest error, and any such determination or designation shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Purchaser shall have notified the Seller of such determination or designation.   For avoidance of any doubt, the institution (or adjustment) of any Replacement Index or any Adjusted Replacement Index, as applicable, by the Purchaser shall not require the consent of, or consultation with, the Seller.

(b)     Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a rate based on LIR to a replacement index-based rate, and (ii) may also reflect adjustments to account for (A) the effects of the transition from LIR to the replacement index and (B) yield- or risk-based differences between LIR and the replacement index.

(c)     Until an amendment reflecting a new replacement index in accordance with this Section 5.06 is effective, any portion of Capital for which Yield is determined by reference to LIR will continue to accrue Yield with reference to LIR; provided however, that if the Purchaser determines (which determination shall be final and conclusive, absent manifest error) that a LIR Termination Date has occurred, then following the LIR Termination Date, all Portions of Capital for which Yield would otherwise be determined with reference to LIR shall automatically begin accruing Yield with reference to the Base Rate until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(d)     Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

ARTICLE VI

CONDITIONS to Effectiveness and INVESTMENTS

Section 6.01.     Conditions Precedent to Effectiveness and the Initial Investment. This Agreement shall become effective as of the Closing Date when (a) the Purchaser shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the Closing Documents Checklist attached as Exhibit G hereto, in each case, in form and substance acceptable to the Purchaser and (b) all fees and expenses payable by the Seller on the Closing Date to the Purchaser have been paid in full in accordance with the terms of the Transaction Documents.

Section 6.02.     Conditions Precedent to All Investments. Each Investment hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a)     the Seller shall have delivered to the Purchaser an Investment Request for such Investment, in accordance with Section 2.02(a);

(b)     the Master Servicer shall have delivered to the Purchaser the latest Daily Report and latest Monthly Report required to be delivered hereunder;

(c)     the conditions precedent to such Investment specified in Section 2.01(a)(i) through (ii), shall be satisfied;

(d)     on the date of such Investment the following statements shall be true and correct (and upon the occurrence of such Investment, the Seller and the Master Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i)     the representations and warranties of the Seller and the Master Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Investment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)     no Event of Termination or Unmatured Event of Termination has occurred and is continuing, and no Event of Termination or Unmatured Event of Termination would result from such Investment;

(iii)     no Capital Coverage Deficit exists or would exist after giving effect to such Investment; and

(iv)     the Termination Date has not occurred.

Section 6.03.     Conditions Precedent to All Releases. Each Release hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a)     after giving effect to such Release, the Master Servicer shall be holding in trust for the benefit of the Secured Parties an amount of Collections sufficient to pay the sum of (x) all accrued and unpaid Servicing Fees, Yield and Fees, in each case, through the date of such Release, (y) the amount of any Capital Coverage Deficit and (z) the amount of all other accrued and unpaid Seller Obligations through the date of such Release;

(b)     the Seller shall use the proceeds of such Release solely to pay the purchase price for Receivables purchased by the Seller in accordance with the terms of the RSCA and amounts owing by the Seller to any Originator under the Subordinated Notes; and

(c)     on the date of such Release the following statements shall be true and correct (and upon the occurrence of such Release, the Seller and the Master Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i)     the representations and warranties of the Seller and the Master Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Release as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)     no Event of Termination or Unmatured Event of Termination has occurred and is continuing, and no Event of Termination or Unmatured Event of Termination would result from such Release;

(iii)     no Capital Coverage Deficit exists or would exist after giving effect to such Release; and

(iv)     the Termination Date has not occurred.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Section 7.01.     Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser as of the Closing Date and on the day of each Investment and Release:

(a)     Organization and Good Standing. The Seller is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority under its constitutional documents and under the laws of its jurisdiction to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b)     Due Qualification. The Seller is duly qualified to do business as a limited liability company, is in good standing as a foreign limited liability company, and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)     Power and Authority; Due Authorization. The Seller (i) has all necessary limited liability company power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) grant a security interest in the Sold Assets and Seller Collateral to the Purchaser on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary limited liability company action such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.

(d)     Binding Obligations. This Agreement and each of the other Transaction Documents to which the Seller is a party constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)     No Conflict or Violation. The execution, delivery and performance by the Seller of, and the consummation of the transactions by the Seller contemplated by, this Agreement and the other Transaction Documents to which the Seller is a party, and the fulfillment by the Seller of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its organizational documents or any indenture, RSCA, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument to which the Seller is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of the Sold Assets or Seller Collateral pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any applicable Law, except to the extent that any such conflict, breach, default, Adverse Claim or violation would not reasonably be expected to have a Material Adverse Effect.

(f)     Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending or, to the best knowledge of the Seller, threatened, against the Seller before any Governmental Authority and (ii) the Seller is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the grant of a security interest in any Sold Assets or Seller Collateral by the Seller to the Purchaser, the ownership or acquisition by the Seller of any Pool Receivables, any other Sold Assets or any Seller Collateral or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (C) seeks any determination or ruling that could materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations would reasonably be expected to have a Material Adverse Effect.

(g)     Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action would not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Seller in connection with the grant of a security interest in the Sold Assets or Seller Collateral to the Purchaser hereunder or the due execution, delivery and performance by the Seller of this Agreement or any other Transaction Document to which it is a party and the consummation by the Seller of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.

(h)     Compliance with Law. The Seller has complied in all material respects with all applicable Laws to which it may be subject.

(i)     Margin Regulations. The Seller is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Investments will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(j)     Solvency. The Seller is, and after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, will be, Solvent.

(k)     Offices; Legal Name. The Seller’s sole jurisdiction of organization is the State of Delaware and such jurisdiction has not changed within four months prior to the date of this Agreement. The office of the Seller is set forth on Schedule III hereto. The legal name of the Seller is StarTek Receivables Funding, LLC.

(l)     Investment Company Act; Volcker Rule. The Seller (i) is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act and (ii) is not a “covered fund” under the Volcker Rule. In determining that the Seller is not a “covered fund” under the Volcker Rule, the Seller relies on, and is entitled to rely on, the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act.

(m)     No Material Adverse Effect. Since the date of formation of the Seller, no event has occurred that would reasonably be expected to have a Material Adverse Effect other than the reasonably foreseeable and expected impact on the Seller, the Master Servicer, the Indemnification Guarantor and the Originators as of the date of this Agreement (as are reasonably identifiable and factually supportable) related to the declaration on March 13, 2020 of the national emergency relating to COVID-19 and related measures.

(n)     Ownership of Seller. The Contributing Originator directly owns one hundred percent (100%) of the issued and outstanding Capital Stock and all other equity interests of the Seller, free and clear of any Adverse Claim. The Seller’s membership interests are validly issued, and there are no options, warrants or other rights to acquire membership interests of the Seller.

(o)     Payments to any Originator. With respect to each Pool Receivable, the Seller has given reasonably equivalent value to any Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator of any Receivable under the RSCA is or may be voidable under any section of the Federal Bankruptcy Code.

(p)     Accuracy of Information. All Daily Reports, Monthly Reports, Investment Requests, certificates, reports, statements, documents and other information furnished to the Purchaser by or on behalf of the Seller pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, at the time the same are so furnished, do not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not misleading; provided that, with respect to projections, the Seller represents and warrants only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(q)     Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.

(i)     None of (i) the Seller, any Subsidiary of the Seller or, to the knowledge of the Seller, any of their respective directors, officers, employees or Affiliates, or (ii) to the knowledge of the Seller, any agent or representative of the Seller or any Subsidiary of the Seller that will act in any capacity in connection with or benefit from the Transaction Documents, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (D) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.

(ii)     Each of the Seller and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Seller and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(iii)     Each of the Seller and its Subsidiaries, and to the knowledge of the Seller, each director, officer, employee, agent and Affiliate of the Seller and each such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws in all respects and applicable Sanctions.

(iv)     No proceeds of any Investment have been used, directly or indirectly, by the Seller, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 8.01(w).

(r)     Enforceability of Contracts. Each Contract with respect to each Pool Receivable is effective to create, and has created, a valid and binding obligation of the related Obligor to pay the Outstanding Balance of such Receivable created thereunder and any accrued interest thereon, enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(s)     Perfection Representations.

(i)     This Agreement creates a valid and continuing ownership or security interest (as defined in the applicable UCC) in the Seller’s right, title and interest in, to and under the Sold Assets and Seller Collateral which (A) ownership or security interest has been perfected and is enforceable against creditors of and purchasers from the Seller and (B) will be free of all Adverse Claims in such Sold Assets and Seller Collateral.

(ii)     The Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.

(iii)     Prior to the sale of, or grant of security interest in, the Sold Assets and Seller Collateral hereunder, the Seller owns and has good and marketable title to such Sold Assets and Seller Collateral free and clear of any Adverse Claim of any Person. After giving effect to the sale of, or grant of security interest in, the Sold Assets and Seller Collateral hereunder, the Purchaser owns or has a first priority perfected security interest in the Sold Assets and Seller Collateral free and clear of any Adverse Claim of any Person.

(iv)     All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under applicable Law in order to perfect (and continue the perfection of) the sale and contribution of the Receivables and (solely to the extent perfection may be achieved by filing a financing statement under the UCC) Related Security from any Originator to the Seller pursuant to the RSCA and the Seller’s sale of, and grant of a security interest in, the Sold Assets and Seller Collateral (solely to the extent perfection may be achieved by filing a financing statement under the UCC) to the Purchaser pursuant to this Agreement.

(v)     Other than the security interest granted to the Purchaser pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Sold Assets or Seller Collateral except as permitted by this Agreement and the other Transaction Documents. The Seller has not authorized the filing of and is not aware of any financing statements filed against the Seller that include a description of collateral covering the Sold Assets or Seller Collateral other than any financing statement (i) in favor of the Purchaser or (ii) that has been terminated. The Seller is not aware of any judgment lien, ERISA lien or tax lien filings against the Seller.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing and remain in full force and effect until the Final Payout Date.

(t)     The Lock-Boxes and Collection Accounts.

(i)     Nature of Collection Accounts. Each Collection Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii)     Ownership. Each Lock-Box and Collection Account is in the name of the Seller, and the Seller owns and has good and marketable title to the Collection Accounts free and clear of any Adverse Claim.

(iii)     Control Agreements. Each of the Collection Accounts and the Settlement Account is subject to a Control Agreement, and the Purchaser has “control” (as defined in Section 9-104 of the UCC) over each such account. The Seller has not granted any Person (other than the Purchaser, the Master Servicer and their respective assigns) access to any Lock-Box, Collection Account or the Settlement Account, or control of any Collection Account or the Settlement Account, or the right to take dominion and control of any Collection Account or the Settlement Account at a future time or upon the occurrence of a future event. To the extent that funds other than Collections are deposited into any Collection Account or the Settlement Account, the Seller or the Master Servicer can promptly trace and identify which funds constitute Collections.

(u)     Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(v)     Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Pool Balance as of any date is an Eligible Receivable as of such date.

(w)     ERISA Compliance.

(i)     Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (A) each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable Federal and state laws and (B) each Plan that is intended to be a qualified plan under Section 401(a) of the Code may rely upon an opinion letter for a prototype plan or has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter will be submitted to the IRS within the applicable required time period with respect thereto, and to the knowledge of any StarTek Party, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(ii)     Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (A) each Foreign Plan is in compliance in all material respects with all requirements of Law applicable thereto and the respective requirements of the governing documents for such plan and (B) with respect to each Foreign Plan, none of the StarTek Parties or any of its Subsidiaries or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject any StarTek Party or any such Subsidiary, directly or indirectly, to any tax or civil penalty.

(iii)     There are no pending or, to the knowledge of any StarTek Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(iv)     (A) No ERISA Event has occurred and neither any StarTek Party nor, to the knowledge of any StarTek Party, any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event, (B) any StarTek Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Plan, and no waiver of the minimum funding standards under such Pension Funding Rules has been applied for or obtained, (C) as of the most recent valuation date for any Plan, the present value of all accrued benefits under such Plan (based on the actuarial assumptions used to fund such Plan) did not exceed the value of the assets of such Plan allocable to such accrued benefits, (D) neither any StarTek Party nor, to the knowledge of any StarTek Party, any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) for any Plan, if applicable, to drop below 80% as of the most recent valuation date, (E) neither any StarTek Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, (F) neither any StarTek Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA and (G) no Plan has been terminated by the plan administrator thereof or by the PBGC and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan or Multiemployer Plan, except with respect to each of the foregoing clauses (A) through (G), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(x)     Taxes. The Seller has (i) timely filed all tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(y)     Tax Status. The Seller (i) is, and shall at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a U.S. Person and (ii) is not and will not at any relevant time become an association (or publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes. The Seller is not subject to any Tax in any jurisdiction outside the United States.

(z)     Subordinated Notes. Each of the Subordinated Notes is owned directly by the applicable Originator, free and clear of any Adverse Claim.

(aa)     Opinions. The facts regarding the StarTek Parties, the Seller Collateral and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(bb)     Beneficial Ownership Certification. As of the Closing Date, all of the information included in the Beneficial Ownership Certification is true and correct.

(cc)     Other Transaction Documents. Each representation and warranty made by the Seller under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing and remain in full force and effect until the Final Payout Date.

Section 7.02.     Representations and Warranties of the Master Servicer. The Master Servicer represents and warrants to the Purchaser as of the Closing Date and on the day of each Investment and Release:

(a)     Organization and Good Standing. The Master Servicer is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, with the power and authority under its organizational documents and under the laws of the State of Delaware to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b)     Due Qualification. The Master Servicer is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, licenses or approvals, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)     Power and Authority; Due Authorization. The Master Servicer has all necessary corporate power and authority to (i) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (ii) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party have been duly authorized by the Master Servicer by all necessary action.

(d)     Binding Obligations. This Agreement and each of the other Transaction Documents to which it is a party constitutes legal, valid and binding obligations of the Master Servicer, enforceable against the Master Servicer in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)     No Conflict or Violation. The execution and delivery by the Master Servicer of this Agreement and each other Transaction Document to which the Master Servicer is a party, the performance of the transactions by the Master Servicer contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of this Agreement and the other Transaction Documents by the Master Servicer will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, the organizational documents of the Master Servicer or any indenture, RSCA, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which the Master Servicer is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of the Sold Assets or Seller Collateral pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument, other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any applicable Law, except to the extent that any such conflict, breach, default, Adverse Claim or violation would not reasonably be expected to have a Material Adverse Effect.

(f)     Litigation and Other Proceedings. There is no action, suit, proceeding or investigation pending, or to the Master Servicer’s knowledge threatened, against the Master Servicer before any Governmental Authority: (i) asserting the invalidity of this Agreement or any of the other Transaction Documents; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document; (iii) seeking any determination or ruling that could materially and adversely affect the performance by the Master Servicer of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents or (iv) individually or in the aggregate for all such actions, suits, proceedings and investigations would reasonably be expected to have a Material Adverse Effect.

(g)     Compliance with Laws. The Master Servicer has both (i) complied with all applicable Laws, the non-compliance with which would reasonably be expected to have a Material Adverse Effect and (ii) complied in all material respects with all applicable Laws in connection with servicing the Pool Receivables.

(h)     No Consents. The Master Servicer is not required to obtain the consent of any other party or any consent, license, approval, registration, authorization or declaration of or with any Governmental Authority in connection with the execution, delivery, or performance of this Agreement or any other Transaction Document to which it is a party that has not already been obtained, except where the failure to obtain such consent, license, approval, registration, authorization or declaration would not reasonably be expected to have a Material Adverse Effect.

(i)     Accuracy of Information. All Daily Reports, Monthly Reports, Investment Requests, certificates, reports, statements, documents and other information furnished to the Purchaser by or on behalf of the Master Servicer pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, at the time the same are so furnished, do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading; provided that, with respect to projections, the Master Servicer represents and warrants only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(j)     Location of Records. The offices where the initial Master Servicer keeps all of its records relating to the servicing of the Pool Receivables are located at the Master Servicer’s address specified on Schedule III.

(k)     Credit and Collection Policy. The Master Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contracts.

(l)     Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Pool Balance as of any date is an Eligible Receivable as of such date.

(m)     ERISA Compliance.

(i)     Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (A) each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable Federal and state laws and (B) each Plan that is intended to be a qualified plan under Section 401(a) of the Code may rely upon an opinion letter for a prototype plan or has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter will be submitted to the IRS within the applicable required time period with respect thereto, and to the knowledge of any StarTek Party, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(ii)     Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (A) each Foreign Plan is in compliance in all material respects with all requirements of Law applicable thereto and the respective requirements of the governing documents for such plan and (B) with respect to each Foreign Plan, none of the StarTek Parties or any of its Subsidiaries or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject any StarTek Party or any such Subsidiary, directly or indirectly, to any tax or civil penalty.

(iii)     There are no pending or, to the knowledge of any StarTek Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(iv)     (A) No ERISA Event has occurred and neither any StarTek Party nor, to the knowledge of any StarTek Party, any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event, (B) any StarTek Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Plan, and no waiver of the minimum funding standards under such Pension Funding Rules has been applied for or obtained, (C) as of the most recent valuation date for any Plan, the present value of all accrued benefits under such Plan (based on the actuarial assumptions used to fund such Plan) did not exceed the value of the assets of such Plan allocable to such accrued benefits, (D) neither any StarTek Party nor, to the knowledge of any StarTek Party, any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) for any Plan, if applicable, to drop below 80% as of the most recent valuation date, (E) neither any StarTek Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, (F) neither any StarTek Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA and (G) no Plan has been terminated by the plan administrator thereof or by the PBGC and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan or Multiemployer Plan, except with respect to each of the foregoing clauses (A) through (G), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(n)     Servicing Programs. No license or approval is required for the Purchaser’s use of any software or other computer program used by the Master Servicer, any Originator or any Sub-Servicer in the servicing of the Pool Receivables, other than those which have been obtained and are in full force and effect.

(o)     Servicing of Pool Receivables. Since the Closing Date there has been no material adverse change in the ability of the Master Servicer to service and collect the Pool Receivables.

(p)     Other Transaction Documents. Each representation and warranty made by the Master Servicer under each other Transaction Document to which it is a party (including, without limitation, the RSCA) is true and correct in all material respects as of the date when made.

(i)     No Material Adverse Effect. Since December 31, 2019, no event has occurred that would reasonably be expected to have a Material Adverse Effect other than the reasonably foreseeable and expected impact on the Seller, the Master Servicer, the Indemnification Guarantor and the Originators as of the date of this Agreement (as are reasonably identifiable and factually supportable) related to the declaration on March 13, 2020 of the national emergency relating to COVID-19 and related measures.

(q)     Investment Company Act. The Master Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

(r)     Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.

(i)     None of (i) the Master Servicer, any Subsidiary of the Master Servicer, or to the knowledge of the Master Servicer, any of their respective directors, officers, or, to the knowledge of the Master Servicer or such Subsidiary, any of their respective employees or Affiliates, or (ii) to the knowledge of the Master Servicer, any agent or representative of the Master Servicer or any Subsidiary that will act in any capacity in connection with or benefit from the Transaction Documents, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is controlled by or is acting on behalf of a Sanctioned Person, (C) has its assets located in a Sanctioned Country, (D) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (E) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.

(ii)     Each of the Master Servicer and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Master Servicer and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(iii)     Each of the Master Servicer and its Subsidiaries, and to the knowledge of Master Servicer, each director, officer, employee, agent and Affiliate of the Master Servicer and each such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws in all material respects and applicable Sanctions.

(iv)     No proceeds of any Investment have been used, directly or indirectly, by the Master Servicer, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 8.01(w).

(s)     Financial Condition. The audited consolidated balance sheets of StarTek and its consolidated Subsidiaries as of December 31, 2019 and the related statements of income and shareholders’ equity of StarTek and its consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Purchaser, present fairly in all material respects the consolidated financial position of StarTek and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP.

(t)     Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(u)     Taxes. The Master Servicer has (i) timely filed all tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(v)     Opinions. The facts regarding the StarTek Parties and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(w)     Other Transaction Documents. Each representation and warranty made by the Master Servicer under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing, and remain in full force and effect until the Final Payout Date.

ARTICLE VIII

COVENANTS

Section 8.01.     Covenants of the Seller. At all times from the Closing Date until the Final Payout Date:

(a)     Payment of Principal and Yield. The Seller shall duly and punctually pay Capital, Yield, Fees and all other amounts payable by the Seller hereunder in accordance with the terms of this Agreement.

(b)     Existence. The Seller shall keep in full force and effect its existence and rights as a limited liability company under the laws of the State of Delaware, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents, the Sold Assets and the Seller Collateral.

(c)     Financial Reporting. The Seller will maintain a system of accounting established and administered in accordance with GAAP, and the Seller (or the Master Servicer on its behalf) shall furnish to the Purchaser:

(i)     Annual Financial Statements of the Seller. Promptly upon completion and in no event later than 120 days after the close of each fiscal year of the Seller, annual unaudited financial statements of the Seller certified by a Financial Officer of the Seller that they fairly present in all material respects, in accordance with GAAP, the financial condition of the Seller as of the date indicated and the results of its operations for the periods indicated.

(ii)     Daily Reports, Monthly Reports. Not later than 12:00 noon (New York City time): (A) on the Closing Date and on each Business Day thereafter prior to the Final Payout Date, the Seller shall cause the Master Servicer to deliver to the Purchaser, a Daily Report as of the close of business on the second prior Business Day, and (B) not later than 12:00 noon (New York City time) on each Determination Date, the Seller shall cause the Master Servicer to deliver to the Purchaser, a Monthly Report as of the last day of the Calculation Period then most recently ended.

(iii)     Other Information. Such other information (including non-financial information) as the Purchaser may from time to time reasonably request.

(iv)     Know Your Customer. Promptly upon the request thereof, such other information and documentation required under applicable “know your customer” rules and regulations, the PATRIOT Act or any applicable Anti-Money Laundering Laws or Anti-Corruption Laws, in each case as from time to time reasonably requested by the Purchaser.

(d)     Notices. The Seller (or the Master Servicer on its behalf) will notify the Purchaser in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after) a Financial Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)     Notice of Events of Termination or Unmatured Events of Termination. A statement of a Financial Officer of the Seller setting forth details of any Event of Termination or Unmatured Event of Termination that has occurred and is continuing and the action which the Seller proposes to take with respect thereto.

(ii)     Representations and Warranties. The failure of any representation or warranty made or deemed to be made by the Seller under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii)     Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding with respect to any StarTek Party, which with respect to any Person other than the Seller, would reasonably be expected to have a Material Adverse Effect.

(iv)     Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Sold Assets or Seller Collateral or any portion thereof, (B) any Person other than the Seller, the Master Servicer or the Purchaser shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Master Servicer or the Purchaser.

(v)     Name Changes. At least five (5) Business Days before any change in any Originator’s or the Seller’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.

(vi)     Change in Accountants or Accounting Policy. Any change in (A) the external accountants of any StarTek Party, (B) any accounting policy of the Seller or (C) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).

(vii)     Termination Event. The occurrence of an RSCA Termination Event.

(viii)     Material Adverse Change. Promptly after the occurrence thereof, notice of any material adverse change in the operations, business, assets, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Seller, the Master Servicer, the Indemnification Guarantor or any Originator.

(e)     Conduct of Business. The Seller will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority would reasonably be expected to have a Material Adverse Effect.

(f)     Compliance with Laws. The Seller will comply with all applicable Laws to which it may be subject if the failure to comply would reasonably be expected to have a Material Adverse Effect.

(g)     Furnishing of Information and Inspection of Receivables. The Seller will furnish or cause to be furnished to the Purchaser from time to time such information with respect to the Pool Receivables and the other Sold Assets and the Seller Collateral as the Purchaser may reasonably request. The Seller will, at the Seller’s expense, during regular business hours with prior written notice (i) permit the Purchaser or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Sold Assets and the Seller Collateral, (B) visit the offices and properties of the Seller for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Sold Assets, the Seller Collateral or the Seller’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Seller having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Seller’s expense, upon prior written notice from the Purchaser, permit certified public accountants or other auditors acceptable to the Purchaser to conduct a review of its books and records with respect to such Pool Receivables and other Sold Assets and the Seller Collateral; provided, that the Seller and the Master Servicer shall be required to reimburse the Purchaser for only one (1) such review pursuant to clause (ii) above and Section 8.02(f) in any twelve-month period, unless (x) an Event of Termination has occurred and is continuing or (y) the prior review had one or more material adverse findings.

(h)     Payments on Receivables, Collection Accounts. The Seller (or the Master Servicer on its behalf) will, and will cause any Originator to, at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account or a Lock-Box. The Seller (or the Master Servicer on its behalf) will, and will cause any Originator to, at all times, maintain such books and records necessary (i) to identify Collections received from time to time on Pool Receivables and (ii) to segregate such Collections from other property of the Master Servicer and any Originator. If any payments on the Pool Receivables or other Collections are received by the Seller, the Master Servicer or any Originator, it shall hold such payments in trust for the benefit of the Purchaser and the other Secured Parties and promptly (but in any event within one (1) Business Day after receipt) remit such funds into a Collection Account. The Seller (or the Master Servicer on its behalf) will use commercially reasonable efforts to cause each Collection Account Bank to comply with the terms of each applicable Control Agreement. The Seller shall use commercially reasonable efforts not to permit funds other than (i) Collections on Pool Receivables and (ii) other Sold Assets and Seller Collateral to be deposited into any Collection Account. If such funds are nevertheless deposited into any Collection Account, the Seller (or the Master Servicer on its behalf) will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Seller will not, and will not permit the Master Servicer, any Originator or any other Person to commingle Collections or other funds to which the Purchaser or any other Secured Party is entitled, with any other funds. The Seller shall only add a Collection Account (or a related Lock-Box) or a Collection Account Bank to those listed on Schedule II to this Agreement, if the Purchaser has received notice of such addition and an executed and acknowledged copy of a Control Agreement (or an amendment thereto) in form and substance acceptable to the Purchaser from the applicable Collection Account Bank. The Seller shall only terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box) with the prior written consent of the Purchaser. The Seller shall ensure that no disbursements are made from any Collection Account, other than such disbursements that are made at the direction and for the account of the Seller.

(i)     Sales, Liens, etc. Except as otherwise provided herein (including the making of Restricted Payments permitted hereunder), the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable, Sold Assets or any Seller Collateral, or assign any right to receive income in respect thereof.

(j)     Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 9.02, the Seller will not, and will not permit the Master Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Seller shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(k)     Change in Credit and Collection Policy. The Seller will not make any change in the Credit and Collection Policy that would reasonably be expected to materially and adversely impact the validity, enforceability, value or collectability of any material portion of the Pool Receivables, without the prior written consent of the Purchaser. Promptly following any change in the Credit and Collection Policy, the Seller (or the Master Servicer on its behalf) will deliver a copy of the updated Credit and Collection Policy to the Purchaser.

(l)     Fundamental Changes. The Seller shall not, without the prior written consent of the Purchaser, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (ii) undertake any division of its rights, assets, obligations, or liabilities pursuant to a plan of division or otherwise pursuant to applicable Law or (iii) to be directly owned by any Person other than the Contributing Originator. The Seller shall not, without at least five (5) Business Days’ prior notice to the Purchaser, make any change in the Seller’s name, identity, legal structure or location or make any other change in the Seller’s identity or legal structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or any other Transaction Document “seriously misleading” as such term (or similar term) is used in the applicable UCC.

(m)     Books and Records. The Seller shall maintain and implement (or cause the Master Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Master Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(n)     Identifying of Records. The Seller shall: (i) identify (or require the Master Servicer to identify) its master data processing records relating to Pool Receivables and related Contracts with a notation, header or footnote that indicates that the Pool Receivables have been pledged in accordance with this Agreement and (ii) require each Originator so to identify its master data processing records with such a notation, header or footnote.

(o)     Change in Payment Instructions to Obligors. The Seller shall not (and shall not permit the Master Servicer or any Sub-Servicer to) add, replace or terminate any Collection Account (or any related Lock-Box) or make any change in its (or their) instructions to the Obligors regarding payments to be made to the Collection Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Collection Account (or any related Lock-Box), unless the Purchaser shall have received (i) prior written notice of such addition, termination or change and (ii) a signed and acknowledged Control Agreement (or amendment thereto) with respect to such new Collection Accounts (or any related Lock-Box).

(p)     Security Interest, Etc. The Seller shall (and shall cause the Master Servicer to), at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable ownership or security interest in the Sold Assets and Seller Collateral, and a first priority perfected security interest in the Sold Assets and Seller Collateral, in each case free and clear of any Adverse Claim, in favor of the Purchaser (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Purchaser (on behalf of the Secured Parties) as the Purchaser may reasonably request. In order to evidence the security interests of the Purchaser under this Agreement, the Seller shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Purchaser) to maintain and perfect, as a first-priority interest, the Purchaser’s security interest in the Receivables, Related Security and Collections. The Seller shall, from time to time and within the time limits established by law, prepare and present to the Purchaser for the Purchaser’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Purchaser’s security interest as a first-priority interest. The Purchaser’s approval of such filings shall authorize the Seller to file such financing statements under the UCC without the signature of the Seller, any Originator or the Purchaser where allowed by applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Seller shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes any Sold Assets or Seller Collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Purchaser.

(q)     Certain Agreements. Without the prior written consent of the Purchaser, the Seller will not (and will not permit any Originator or the Master Servicer to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of the Seller’s organizational documents which requires the consent of the “Independent Manager” (as such term is used in the Seller’s Certificate of Formation and Limited Liability Company Agreement).

(r)     Restricted Payments.

(i)     Except pursuant to clause (ii) below, the Seller will not: (A) purchase or redeem any of its membership interests, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).

(ii)     Subject to the limitations set forth in clause (iii) below, the Seller may make Restricted Payments so long as such Restricted Payments are made only in one or more of the following ways: (A) the Seller may make cash payments (including prepayments) on the Subordinated Notes in accordance with their respective terms and (B) the Seller may declare and pay dividends if, both immediately before and immediately after giving effect thereto, the Seller’s Net Worth is not less than the Required Capital Amount.

(iii)     The Seller may make Restricted Payments only out of the funds, if any, it receives pursuant to Sections 4.01 of this Agreement; provided that the Seller shall not pay, make or declare any Restricted Payment (including any dividend) if, after giving effect thereto, any Event of Termination or Unmatured Event of Termination shall have occurred and be continuing.

(s)     Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind or cause or permit to be issued for its account any letters of credit or bankers’ acceptances other than pursuant to this Agreement or the Subordinated Notes or (iii) form any Subsidiary or make any investments in any other Person.

(t)     Use of Collections Available to the Seller. The Seller shall apply the Collections available to the Seller to make payments in the following order of priority: (i) the payment of its obligations under this Agreement and each of the other Transaction Documents (other than the Subordinated Notes), (ii) the payment of accrued and unpaid interest on the Subordinated Notes and (iii) other legal and valid purposes.

(u)     Further Assurances; Change in Name or Jurisdiction of Origination, etc.

(i)     The Seller hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Purchaser may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Purchaser (on behalf of the Secured Parties) to exercise and enforce the Secured Parties’ rights and remedies under this Agreement and the other Transaction Document. Without limiting the foregoing, the Seller hereby authorizes, and will, upon the request of the Purchaser, at the Seller’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Purchaser may reasonably request, to perfect, protect or evidence any of the foregoing.

(ii)     The Seller authorizes the Purchaser to file financing statements, continuation statements and amendments thereto and assignments thereof, relating to the Receivables, the Related Security, the related Contracts, Collections with respect thereto and the other Sold Assets and Seller Collateral without the signature of the Seller. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

(iii)     The Seller shall at all times be organized under the laws of the State of Delaware and shall not take any action to change its jurisdiction of organization.

(iv)     The Seller will not change its name, location, identity or corporate structure unless (x) the Seller, at its own expense, shall have taken all action necessary or appropriate to perfect or maintain the perfection of the security interest under this Agreement (including, without limitation, the filing of all financing statements and the taking of such other action as the Purchaser may request in connection with such change or relocation) and (y) if requested by the Purchaser, the Seller shall cause to be delivered to the Purchaser, an opinion, in form and substance satisfactory to the Purchaser as to such UCC perfection and priority matters as the Purchaser may request at such time.

(v)     Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions.  The Seller will (i) maintain in effect and enforce policies and procedures designed to ensure compliance by the Seller, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, (ii) notify the Purchaser if the Seller ceases to qualify for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation, and (iii) promptly upon the reasonable request of the Purchaser, provide the Purchaser any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

(w)     Use of Proceeds. The Seller will not request any Investment, and the Seller shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Investment, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(x)     Seller’s Net Worth. The Seller shall not permit the Seller’s Net Worth to be less than the Required Capital Amount.

(y)     Taxes. The Seller will (i) timely file all tax returns (federal, state and local) required to be filed by it and (ii) pay, or cause to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(z)     Seller’s Tax Status. The Seller will remain a wholly-owned subsidiary of a U.S. Person and not be subject to withholding under Section 1446 of the Code. No action will be taken that would cause (and no action will be omitted which omission would cause) the Seller to (i) be treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes or (ii) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. The Seller shall not become subject to any Tax in any jurisdiction outside the United States.

Section 8.02.     Covenants of the Master Servicer. At all times from the Closing Date until the Final Payout Date:

(a)     Existence. The Master Servicer shall keep in full force and effect its existence and rights as a corporation or other entity under the laws of the State of Delaware. The Master Servicer shall obtain and preserve its qualification to do business in each jurisdiction in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)     Financial and SEC Reporting. The Master Servicer will maintain a system of accounting established and administered in accordance with GAAP, and the Master Servicer shall furnish to the Purchaser:

(i)     Quarterly Financial Statements of StarTek. As soon as available, and in any event within 45 days after the close of each fiscal quarter of StarTek, (A) an unaudited Consolidated balance sheet of StarTek as of the end of such quarter and the related statements of income and cash flow for such quarter and for the portion of the Fiscal Year then elapsed, on a Consolidated basis for StarTek and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and (B) a consolidating trial balances at the end of each quarter, in each case certified by the chief financial officer of StarTek as prepared in accordance with GAAP and fairly presenting the financial condition, results of operations, shareholders equity and cash flows for such quarter, subject to normal year-end adjustments and the absence of footnotes.

(ii)     Annual Financial Statements and Projections of StarTek.

(A)     As soon as available, but in any event within 120 days after the end of each fiscal year of StarTek or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC), a Consolidated balance sheet of StarTek and its Subsidiaries as at the end of such fiscal year, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Purchaser (the “Auditor”), which report and opinion shall be prepared in accordance with audit standards of the Public Company Accounting Oversight Board and applicable securities Laws and shall not be contain any paragraph of emphasis or similar disclosure of a “going concern” determination by management or any qualification or exception as to the scope of such audit and shall include a certificate of the Auditor stating that in making the examination necessary with respect to such audit it has not become aware of any Event of Termination in respect of any term, covenant, condition of Section 10.01(r) or other provision in so far as they relate to accounting matters or, if any such Event of Termination shall exist, stating the nature and status of such event; and

(B)     As soon as available but not later than thirty (30) days after the end of each fiscal year, annual financial projections (on a month by month basis) of StarTek and its Subsidiaries on a Consolidated basis, in form satisfactory to the Purchaser, consisting of (i) Consolidated balance sheets and statements of income or operations and cash flows and (ii) monthly Available Liquidity for StarTek for the immediately following fiscal year.

(iii)     Other Reports and Filings. Promptly (but in any event within ten days) after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which StarTek or any of its consolidated Subsidiaries shall publicly file with the SEC or deliver to holders (or any trustee, agent or other representative therefor) of any of its material Debt pursuant to the terms of the documentation governing the same.

(iv)     Electronic Delivery Permitted. Documents required to be delivered pursuant to Sections 8.02(b)(i), 8.02(b)(ii) and 8.02(b)(iii) (to the extent such documents are filed with the SEC) may be delivered electronically, including by filing with the SEC, and if so delivered, shall be deemed to have been delivered on the date (A) on which StarTek posts such documents, or provides a link thereto on StarTek’s website on the internet at www.StarTek.com; (B) on which such documents are posted on StarTek’s behalf on an internet or intranet website, if any, to which the Purchaser has access (whether a commercial, third-party website or sponsored by the Purchaser); or (iii) filed with the SEC.

(v)     Compliance Certificates. Within 120 days of the end of each fiscal year of StarTek and within 45 days of the end of each fiscal quarter of StarTek (other than the fourth fiscal quarter), a certificate of a Financial Officer of the Master Servicer substantially in the form of Exhibit F stating that no Event of Termination or Unmatured Event of Termination has occurred and is continuing, or if any Event of Termination or Unmatured Event of Termination has occurred and is continuing, stating the nature and status thereof.

(vi)     Daily Reports, Monthly Reports. Not later than 12:00 noon (New York City time): (A) on the Closing Date and on each Business Day thereafter prior to the Final Payout Date, the Master Servicer shall deliver (or cause to be delivered) to the Purchaser, a Daily Report as of the close of business on the second prior Business Day, and (B) not later than 12:00 noon (New York City time) on each Determination Date, the Master Servicer shall deliver (or cause to be delivered) to the Purchaser, a Monthly Report as of the last day of the Calculation Period then most recently ended.

(vii)     Know Your Customer. Promptly upon the request thereof, such other information and documentation required under applicable “know your customer” rules and regulations, the PATRIOT Act or any applicable Anti-Money Laundering Laws or Anti-Corruption Laws, in each case as from time to time reasonably requested by the Purchaser.

(viii)     Other Information. Such other information (including non-financial information) as the Purchaser may from time to time reasonably request.

(c)     Notices. Unless such notice is provided by the Seller, the Master Servicer will notify the Purchaser in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after) a Financial Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)     Notice of Events of Termination or Unmatured Events of Termination. A statement of a Financial Officer of the Master Servicer setting forth details of any Event of Termination or Unmatured Event of Termination that has occurred and is continuing and the action which the Master Servicer proposes to take with respect thereto.

(ii)     Representations and Warranties. The failure of any representation or warranty made or deemed made by the Master Servicer under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii)     Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding with respect to any StarTek Party, which would reasonably be expected to have a Material Adverse Effect.

(iv)     Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Sold Assets or the Seller Collateral or any portion thereof, (B) any Person other than the Seller, the Master Servicer or the Purchaser shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Master Servicer or the Purchaser.

(v)     Name Changes. At least five (5) Business Days before any change in any Originator’s or the Seller’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.

(vi)     Change in Accountants or Accounting Policy. Any change in (A) the external accountants of any StarTek Party, (B) any accounting policy of the Seller or (C) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).

(vii)     Termination Event. The occurrence of an RSCA Termination Event.

(viii)     Material Adverse Change. Promptly after the occurrence thereof, notice of any material adverse change in the business, operations, property or financial or other condition of any Originator, the Master Servicer, the Indemnification Guarantor or the Seller.

(d)     Conduct of Business. The Master Servicer will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic corporation in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority would reasonably be expected to have a Material Adverse Effect.

(e)     Compliance with Laws. The Master Servicer will comply with all applicable Laws to which it may be subject if the failure to comply would reasonably be expected to have a Material Adverse Effect.

(f)     Furnishing of Information and Inspection of Receivables. The Master Servicer will furnish or cause to be furnished to the Purchaser from time to time such information with respect to the Pool Receivables and the other Sold Assets and Seller Collateral as the Purchaser may reasonably request. The Master Servicer will, at the Master Servicer’s expense, during regular business hours with prior written notice, (i) permit the Purchaser or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Sold Assets and the Seller Collateral, (B) visit the offices and properties of the Master Servicer for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Sold Assets, the Seller Collateral or the Master Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Master Servicer (provided that representatives of the Master Servicer are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Master Servicer’s expense, upon prior written notice from the Purchaser, permit certified public accountants or other auditors acceptable to the Purchaser to conduct a review of its books and records with respect to the Pool Receivables and the other Sold Assets and the Seller Collateral; provided, that the Seller and the Master Service shall be required to reimburse the Purchaser for only one (1) such review pursuant to clause (ii) above and Section 8.01(g) in any twelve-month period, unless (x) an Event of Termination has occurred and is continuing or (y) the prior review had one or more material adverse findings.

(g)     Payments on Receivables, Collection Accounts. (i) The Master Servicer will at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account or a Lock-Box. The Master Servicer will, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and (ii) to segregate such Collections from other property of the Master Servicer and any Originator. If any payments on the Pool Receivables or other Collections are received by the Seller, the Master Servicer or any Originator, it shall hold such payments in trust for the benefit of the Purchaser and the other Secured Parties and promptly (but in any event within one (1) Business Day after receipt) remit such funds into a Collection Account. The Master Servicer shall use commercially reasonable efforts not to permit funds other than (i) Collections on Pool Receivables and (ii) other Sold Assets and Seller Collateral to be deposited into any Collection Account. If such funds are nevertheless deposited into any Collection Account, the Master Servicer will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Master Servicer will not, and will not permit the Seller, any Originator or any other Person to commingle Collections or other funds to which the Purchaser or any other Secured Party is entitled, with any other funds. The Master Servicer shall only add a Collection Account (or a related Lock-Box), or a Collection Account Bank to those listed on Schedule II to this Agreement, if the Purchaser has received notice of such addition and an executed and acknowledged copy of a Control Agreement (or an amendment thereto) in form and substance acceptable to the Purchaser from the applicable Collection Account Bank. The Master Servicer shall only terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box) with the prior written consent of the Purchaser.

(h)     Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 9.02, the Master Servicer will not alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Master Servicer shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(i)     Change in Credit and Collection Policy. The Master Servicer will not make any change in the Credit and Collection Policy that would reasonably be expected to materially and adversely impact the validity, enforceability, value or collectability of any material portion of the Pool Receivables, without the prior written consent of the Purchaser. Promptly following any change in the Credit and Collection Policy, the Master Servicer will deliver a copy of the updated Credit and Collection Policy to the Purchaser.

(j)     Records. The Master Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(k)     Identifying of Records. The Master Servicer shall identify its master data processing records relating to Pool Receivables and related Contracts with a notation, header or footnote that indicates that the Pool Receivables have been pledged in accordance with this Agreement.

(l)     Change in Payment Instructions to Obligors. The Master Servicer shall not (and shall not permit any Sub-Servicer to) add, replace or terminate any Collection Account (or any related Lock-Box) or make any change in its instructions to the Obligors regarding payments to be made to the Collection Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Collection Account (or any related Lock-Box), unless the Purchaser shall have received (i) prior written notice of such addition, termination or change and (ii) a signed and acknowledged Control Agreement (or an amendment thereto) with respect to such new Collection Accounts (or any related Lock-Box).

(m)     Security Interest, Etc. The Master Servicer shall (to the extent not performed by the Seller), at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable first priority perfected security interest in the Sold Assets and Seller Collateral, in each case free and clear of any Adverse Claim in favor of the Purchaser (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Purchaser (on behalf of the Secured Parties) as the Purchaser may reasonably request. In order to evidence the security interests of the Purchaser under this Agreement, the Master Servicer shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Purchaser) to maintain and perfect, as a first-priority interest, the Purchaser’s security interest in the Receivables, Related Security and Collections. The Master Servicer shall, on behalf of the Purchaser (to the extent not performed by the Seller or the Purchaser), from time to time and within the time limits established by law, prepare and present to the Purchaser for the Purchaser’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Purchaser’s security interest as a first-priority interest. The Purchaser’s approval of such filings shall authorize the Master Servicer to file such financing statements under the UCC without the signature of the Seller, any Originator or the Purchaser where allowed by applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Master Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Purchaser.

(n)     Further Assurances; Change in Name or Jurisdiction of Origination, etc. The Master Servicer hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Purchaser may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Purchaser (on behalf of the Secured Parties) to exercise and enforce their respective rights and remedies under this Agreement or any other Transaction Document. Without limiting the foregoing, the Master Servicer hereby authorizes, and will, upon the request of the Purchaser, at the Master Servicer’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Purchaser may reasonably request, to perfect, protect or evidence any of the foregoing.

(o)     Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions.  The Master Servicer will (a) maintain in effect and enforce policies and procedures designed to ensure compliance by the Master Servicer, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, (b) notify the Purchaser if the Purchaser ceases to qualify for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation, and (c) promptly upon the reasonable request of the Purchaser, provide the Purchaser any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

(p)     Taxes. The Master Servicer will (i) timely file all tax returns (federal, state and local) required to be filed by it and (ii) pay, or cause to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP, except in each case to the extent that such failure to file or pay would not reasonably be expected to have a Material Adverse Effect.

(q)     Seller’s Tax Status. The Master Servicer shall not take or cause any action to be taken that could result (and shall not fail to take any action the omission of which could result) in the Seller (i) being treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 that is a wholly-owned subsidiary of a U.S. Person for U.S. federal income tax purposes or (ii) becoming an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

Section 8.03.     Separate Existence of the Seller. Each of the Seller and the Master Servicer hereby acknowledges that the Purchaser is entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from any Originator, the Master Servicer, the Indemnification Guarantor and their Affiliates. Therefore, each of the Seller and Master Servicer shall take all steps specifically required by this Agreement or reasonably required by the Purchaser to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of the Indemnification Guarantor, any Originator, the Master Servicer and any other Person, and is not a division of the Indemnification Guarantor, any Originator, the Master Servicer, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and the Master Servicer shall take such actions as shall be required in order that:

(a)     Special Purpose Entity. The Seller will be a special purpose company whose primary activities are restricted in its Limited Liability Company Agreement to: (i) purchasing or otherwise acquiring from any Originator, owning, holding, collecting, granting security interests or selling interests in the Sold Assets and Seller Collateral, (ii) entering into agreements for the selling, servicing and financing of the Receivables Pool (including the Transaction Documents) and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities.

(b)     No Other Business or Debt. The Seller shall not engage in any business or activity except as set forth in this Agreement nor, incur any indebtedness or liability other than as expressly permitted by the Transaction Documents.

(c)     Independent Manager. Not fewer than one member of the Seller’s board of managers (the “Independent Manager”) shall be a natural person who (i) has never been, and shall at no time be, an equityholder, director, officer, manager, member, partner, officer, employee or associate, or any relative of the foregoing, of any member of the StarTek Group (as hereinafter defined) (other than his or her service as an Independent Manager of the Seller or an independent manager or independent director of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any member or members of the StarTek Group), (ii) is not a customer or supplier of any member of the StarTek Group (other than his or her service as an Independent Manager of the Seller or an independent manager of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any member or members of the StarTek Group), (iii) is not any member of the immediate family of a person described in (i) or (ii) above, and (iv) has (x) prior experience as an independent manager for a corporation or limited liability company whose organizational or charter documents required the unanimous consent of all independent managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy, (y) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities and (z) is employed by Global Securitization Services, LLC, Lord Securities Corporation, AMACAR Group LLC, CT Corporation, Corporation Service Company, Puglisi & Associates, or Citadel SPV (USA) LLC. A person shall be deemed to be an “associate” of (A) a corporation or business organization of which such person is an officer, director, partner or manager or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (B) any trust or other estate in which such person serves as trustee or in a similar capacity and (C) any relative or spouse of a person described in clause (A) or (B) of this sentence, or any relative of such spouse.

The Seller shall (A) give written notice to the Purchaser of the election or appointment, or proposed election or appointment, of a new Independent Manager of the Seller, which notice shall be given not later than ten (10) Business Days prior to the date such appointment or election would be effective (except when such election or appointment is necessary to fill a vacancy caused by the death, disability, or incapacity of the existing Independent Manager, or the failure of such Independent Manager to satisfy the criteria for an Independent Manager set forth in this clause (c), in which case the Seller shall provide written notice of such election or appointment within one (1) Business Day) and (B) with any such written notice, certify to the Purchaser that the Independent Manager satisfies the criteria for an Independent Manager set forth in this clause (c).

The Seller’s Limited Liability Company Agreement shall provide that: (A) the Seller’s board of managers shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Manager shall approve the taking of such action in writing before the taking of such action and (B) such provision and each other provision requiring an Independent Manager cannot be amended without the prior written consent of the Independent Manager.

The Independent Manager shall not at any time serve as a trustee in bankruptcy for the Seller, StarTek, the Indemnification Guarantor, any Originator, the Master Servicer or any of their respective Affiliates.

(d)     Organizational Documents. The Seller shall maintain its organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its ability to comply with the terms and provisions of any of the Transaction Documents, including, without limitation, Section 8.01(p).

(e)     Conduct of Business. The Seller shall conduct its affairs strictly in accordance with its organizational documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, holding all regular and special members’ and board of managers’ meetings appropriate to authorize all company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts.

(f)     Compensation. Any employee, consultant or agent of the Seller will be compensated from the Seller’s funds for services provided to the Seller, and to the extent that Seller shares the same officers or other employees as the Master Servicer (or any other Affiliate thereof), the salaries and expenses relating to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers and employees. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee.

(g)     Servicing and Costs. The Seller will contract with the Master Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will not incur any indirect or overhead expenses for items shared with the Master Servicer (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered.

(h)     Operating Expenses. The Seller’s operating expenses will not be paid by the Master Servicer, StarTek, the Indemnification Guarantor, any Originator or any Affiliate thereof.

(i)     Books and Records. The Seller’s books and records will be maintained separately from those of the Master Servicer, StarTek, the Indemnification Guarantor, any Originator and any of their Affiliates and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of the Seller.

(j)     Disclosure of Transactions. All financial statements of the Master Servicer, StarTek, the Indemnification Guarantor, any Originator or any Affiliate thereof that are consolidated to include the Seller will disclose that (i) the Seller’s sole business consists of the purchase or acceptance through capital contributions of the Receivables and Related Rights from any Originator and the subsequent retransfer of or granting of a security interest in such Receivables and Related Rights to the Purchaser pursuant to this Agreement, (ii) the Seller is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the Seller’s assets prior to any assets or value in the Seller becoming available to the Seller’s equity holders and (iii) the assets of the Seller are not available to pay creditors of the Master Servicer, StarTek, the Indemnification Guarantor, any Originator or any Affiliate thereof (other than the Seller).

(k)     Segregation of Assets. The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of the Master Servicer, StarTek, the Indemnification Guarantor, any Originator or any Affiliates thereof.

(l)     Corporate Formalities. The Seller will strictly observe limited liability company formalities in its dealings with the Master Servicer, StarTek, the Indemnification Guarantor, any Originator or any Affiliates thereof, and funds or other assets of the Seller will not be commingled with those of the Master Servicer, StarTek, the Indemnification Guarantor, any Originator or any Affiliates thereof except as permitted by this Agreement in connection with servicing the Pool Receivables. The Seller shall not maintain joint bank accounts or other depository accounts to which the Master Servicer, StarTek, the Indemnification Guarantor, any Originator or any Affiliate thereof (other than the Master Servicer solely in its capacity as such) has independent access. The Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of the Master Servicer, StarTek, the Indemnification Guarantor, any Originator or any Subsidiaries or other Affiliates thereof. The Seller will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate.

(m)     Arm’s-Length Relationships. The Seller will maintain arm’s-length relationships with the Master Servicer, StarTek, the Indemnification Guarantor, any Originator and any Affiliates thereof. Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller on the one hand, nor the Master Servicer, StarTek, the Indemnification Guarantor, any Originator or any Affiliate thereof, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller, the Master Servicer, StarTek, the Indemnification Guarantor, any Originator and their respective Affiliates will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.

(n)     Allocation of Overhead. To the extent that Seller, on the one hand, and the Master Servicer, StarTek, the Indemnification Guarantor, any Originator or any Affiliate thereof, on the other hand, have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and the Seller shall bear its fair share of such expenses, which may be paid through the Servicing Fee or otherwise.

ARTICLE IX

SERVICING OF RECEIVABLES

Section 9.01.     Appointment of the Master Servicer.

(a)     The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Master Servicer in accordance with this Section 9.01. Until the Purchaser gives notice to StarTek (in accordance with this Section 9.01) of the designation of a new Master Servicer, StarTek is hereby designated as, and hereby agrees to perform the duties and obligations of, the Master Servicer pursuant to the terms hereof. The Purchaser may, at any time during the continuation of an Event of Termination caused by a breach of this Agreement by the Master Servicer, in its Permitted Discretion, designate as Master Servicer any Person (including itself) to succeed StarTek or any successor Master Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Master Servicer pursuant to the terms hereof.

(b)     Upon the designation of a successor Master Servicer as set forth in clause (a) above, StarTek agrees that it will terminate its activities as Master Servicer hereunder in a manner that the Purchaser reasonably determines will facilitate the transition of the performance of such activities to the new Master Servicer, and StarTek shall cooperate with and assist such new Master Servicer. Such cooperation shall include access to and transfer of records (including all Contracts) related to Pool Receivables and use by the new Master Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Pool Receivables.

(c)     StarTek acknowledges that, in making its decision to execute and deliver this Agreement, the Purchaser has relied on StarTek’s agreement to act as Master Servicer hereunder. Accordingly, StarTek agrees that it will not voluntarily resign as Master Servicer without the prior written consent of the Purchaser.

(d)     The Master Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Master Servicer pursuant to the terms hereof, (ii) the Master Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Purchaser shall have the right to look solely to the Master Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Purchaser may terminate such agreement upon the termination of the Master Servicer hereunder by giving notice of its desire to terminate such agreement to the Master Servicer (and the Master Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not an Affiliate of StarTek, the Purchaser shall have consented in writing in advance to such delegation. The Purchaser hereby consents to the delegation to Finacity Corporation of some or all of its reporting obligations with respect to the Pool Receivables.

Section 9.02.     Duties of the Master Servicer.

(a)     The Master Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and consistent with the past practices of any Originator. The Master Servicer shall set aside, for the account of the Purchaser, the amount of Collections to which the Purchaser is entitled in accordance with Article IV hereof. The Master Servicer may, in accordance with the Credit and Collection Policy and consistent with past practices of any Originator, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts, as the Master Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document and (iii) if an Event of Termination has occurred and is continuing, the Master Servicer may take such action only upon the prior written consent of the Purchaser. The Seller shall deliver to the Master Servicer and the Master Servicer shall hold for the benefit of the Purchaser, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if an Event of Termination has occurred and is continuing, the Purchaser may direct the Master Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.

(b)     The Master Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout Date, the Master Servicer shall deliver to the Seller all books, records and related materials that the Seller previously provided to the Master Servicer, or that have been obtained by the Master Servicer, in connection with this Agreement.

Section 9.03.     Collection Account Arrangements. Prior to the Closing Date, the Seller shall have entered into Control Agreements with all of the Collection Account Banks and delivered executed counterparts of each to the Purchaser. At any time during the continuation of an Event of Termination, the Purchaser may, in the exercise of its Permitted Discretion, give notice to each Collection Account Bank that the Purchaser is exercising its rights under the Control Agreements to do any or all of the following: (a) to have the exclusive ownership and control of the Collection Accounts transferred to the Purchaser (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein (for the benefit of the Secured Parties), (b) to have the proceeds that are sent to the respective Collection Accounts redirected pursuant to the Purchaser’s instructions rather than deposited in the applicable Collection Account and (c) to take any or all other actions permitted under the applicable Control Agreement. The Seller hereby agrees that if the Purchaser at any time takes any action set forth in the preceding sentence, the Purchaser shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Purchaser may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller or the Master Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Purchaser.

Section 9.04.     Enforcement Rights.

(a)     At any time following the occurrence and during the continuation of an Event of Termination:

(i)     the Purchaser (at the Seller’s expense) may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Purchaser or its designee; provided, however, if the sole Event of Termination is the Cross Payment Default, the Purchaser shall not exercise its rights under this clause (i) unless the Cross Payment Default has continued (without cure or waiver) for ten (10) Business Days or the creditor holding the Debt which is the subject of such Cross Payment Default begins to exercise its remedies;

(ii)     the Purchaser may instruct the Seller or the Master Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Purchaser or its designee (on behalf of the Secured Parties), and the Seller or the Master Servicer, as the case may be, shall give such notice at the expense of the Seller or the Master Servicer, as the case may be; provided, that if the Seller or the Master Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Purchaser, the Purchaser (at the Seller’s or the Master Servicer’s, as the case may be, expense) may so notify the Obligors;

(iii)     the Purchaser may request the Master Servicer to, and upon such request the Master Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Master Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Purchaser or its designee (for the benefit of the Secured Parties) at a place selected by the Purchaser and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Purchaser and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Purchaser or its designee;

(iv)     if Notices of Exclusive Control have not previously been sent, the Purchaser may send a Notice of Exclusive Control to each of the Collection Account Banks with respect to each of the Collection Accounts and the Settlement Account;

(v)     if the Purchaser has not previously done so, the Purchaser may replace the Person then acting as Master Servicer; and

(vi)     the Purchaser may collect any amounts due from any Originators under the RSCA or the Indemnification Guarantor under the Indemnification Guarantee.

For the avoidance of doubt, the foregoing rights and remedies of the Purchaser upon an Event of Termination are in addition to and not exclusive of the rights and remedies contained herein and under the other Transaction Documents.

(b)     The Seller hereby authorizes the Purchaser (on behalf of the Secured Parties), and irrevocably appoints the Purchaser as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the reasonable determination of the Purchaser, after the occurrence and during the continuation of an Event of Termination, to collect any and all amounts or portions thereof due under any and all Sold Assets and Seller Collateral, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Sold Assets and Seller Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

(c)     The Master Servicer hereby authorizes the Purchaser (on behalf of the Secured Parties), and irrevocably appoints the Purchaser as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Master Servicer, which appointment is coupled with an interest, to take any and all steps in the name of the Master Servicer and on behalf of the Master Servicer necessary or desirable, in the reasonable determination of the Purchaser, after the occurrence and during the continuation of an Event of Termination, to collect any and all amounts or portions thereof due under any and all Sold Assets and Seller Collateral, including endorsing the name of the Master Servicer on checks and other instruments representing Collections and enforcing such Sold Assets and Seller Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

Section 9.05.     Responsibilities of the Seller.

(a)     Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Purchaser of its respective rights hereunder shall not relieve the Seller from such obligations and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. The Purchaser shall not have any obligation or liability with respect to any Sold Assets or Seller Collateral, nor shall any of them be obligated to perform any of the obligations of the Seller, the Master Servicer or any Originator thereunder.

(b)     StarTek hereby irrevocably agrees that if at any time it shall cease to be the Master Servicer hereunder, it shall act (if the then-current Master Servicer so requests) as the data-processing agent of the Master Servicer and, in such capacity, StarTek shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that StarTek conducted such data-processing functions while it acted as the Master Servicer. In connection with any such processing functions, the Seller shall pay to StarTek its reasonable out-of-pocket costs and expenses from the Seller’s own funds (subject to the priority of payments set forth in Section 4.01).

Section 9.06.     Servicing Fee.

(a)     Subject to clause (b) below, the Seller shall pay the Master Servicer a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the daily average aggregate Outstanding Balance of the Pool Receivables. Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 4.01.

(b)     If the Master Servicer ceases to be StarTek or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the successor Master Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Master Servicer in connection with the performance of its obligations as Master Servicer hereunder.

ARTICLE X

EVENTS OF TERMINATION

Section 10.01.     Events of Termination. If any of the following events (each an “Event of Termination”) shall occur:

(a)     (i) any StarTek Party shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document (other than any such failure which would constitute an Event of Termination under clause (ii) or (iii) of this paragraph (a)), and such failure, solely to the extent capable of cure, shall continue for ten (10) Business Days after the Seller or Master Servicer has knowledge or receives notice thereof, (ii) any StarTek Party shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document and such failure shall continue unremedied for two (2) Business Days, or (iii) StarTek shall resign as Master Servicer, and no successor Master Servicer reasonably satisfactory to the Purchaser shall have been appointed;

(b)     any representation or warranty made or deemed made by any StarTek Party (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by any StarTek Party pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue when made or deemed made or delivered, and such failure to be correct or true shall cause a Material Adverse Effect;

(c)     the Seller or the Master Servicer shall fail to deliver when due a Daily Report or a Monthly Report pursuant to this Agreement, and such failure shall remain unremedied for two (2) Business Days;

(d)     the Purchaser shall for any reason cease to have a valid and enforceable first priority perfected security interest (as defined in the UCC) with respect to the Sold assets or the Seller Collateral, free and clear of any Adverse Claim;

(e)     (i) any StarTek Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; (ii) any Insolvency Proceeding shall be instituted by or against the Seller; (iii) any Insolvency Proceeding shall be instituted by or against any other StarTek Party and, in the case of any such proceeding instituted against such Person (but not instituted by such Person), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or (iv) any StarTek Party shall take any corporate or organizational action to authorize any of the actions set forth above in this paragraph;

(f)     as of the end of any Calculation Period, (i) the Three-Month Average Delinquency Ratio shall exceed 1.00%, (ii) the Three-Month Average Default Ratio shall exceed 1.00%, (iii) the Three-Month Average Dilution Ratio shall exceed 1.25%%, or (iv) the Days Sales Outstanding shall exceed 75 days;

(g)     a Change in Control shall occur;

(h)     a Capital Coverage Deficit shall occur, and shall not have been cured within the period specified in Section 2.02(d);

(i)     (i) any StarTek Party or any of their respective Subsidiaries (other than the Seller), individually or in the aggregate, shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $1,500,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt, (ii) the Seller shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $16,750 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt, or (iii) any default by any StarTek Party of any their respective Subsidiaries with respect to such Debt (as referred to in clause (i) of this paragraph) shall cause such Debt to be declared to be due and payable, or required to be prepaid, redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made or the commitment of any lender thereunder terminated, in each case before the stated maturity thereof;

(j)     the Indemnification Guarantor shall fail to perform any of its obligations under the Indemnification Guarantee;

(k)     the Seller shall fail (x) at any time (other than for up to ten (10) Business Days following notice of the death or resignation of any Independent Manager or the Seller’s becoming aware or receiving notice that any Independent Manager no longer satisfies each requirement and qualification specified in Section 8.03(c)) to have an Independent Manager who satisfies each requirement and qualification specified in Section 8.03(c) of this Agreement for Independent Managers, on the Seller’s board of managers or (y) to timely notify the Purchaser of any replacement or appointment of any manager that is to serve as an Independent Manager on the Seller’s board of managers as required pursuant to Section 8.03(c) of this Agreement;

(l)     either (i) the IRS shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Seller, any Originator or StarTek and, solely in the case of assets of any Originator or StarTek, realization on such lien results in a Change of Control of the Seller or any Originator, or (ii) the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 303(k) or 4068 of ERISA with regard to any of the assets of any StarTek Party;

(m)     (i) an ERISA Event occurs with respect to a Plan, Multiemployer Plan or Foreign Plan which has resulted or would reasonably be expected to result in liability of any StarTek Party in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect or (ii) any StarTek Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect;

(n)     (i) an RSCA Termination Event shall occur under the RSCA or (ii) Receivables cease being sold or contributed to the Seller pursuant to the RSCA;

(o)     the Indemnification Guarantee shall cease to be effective or to be the legally valid, binding and enforceable obligation of Indemnification Guarantor, or Indemnification Guarantor shall contest in any proceeding in any court or any mediation or arbitral proceeding such effectiveness, validity, binding nature or enforceability of its obligations thereunder;

(p)     any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect or any of the Seller, any Originator, the Indemnification Guarantor or the Master Servicer (or any of their respective Affiliates) shall so state in writing;

(q)     (i) one or more judgments, orders, or decrees shall be entered against any StarTek Party (other than the Seller) involving a liability of $1,500,000 or more, in the aggregate (to the extent not paid or covered by insurance provided by a carrier who has not disputed coverage) and such judgments, orders or decrees shall be final and unappealable and shall not have been paid in accordance with their terms when due, or vacated, satisfied, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof or (ii) one or more judgments, orders, or decrees involving a liability of $16,750 or more shall be entered against the Seller; or

(r)     as of the last day of any calendar month, Available Liquidity shall be less than 10% of the lesser of the Facility Limit;

then, and upon the occurrence and continuation of any such event, the Purchaser may by notice to the Seller (x) declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred), (y) declare the Seller Obligation Final Due Date to have occurred (in which case the Seller Obligation Final Due Date shall be deemed to have occurred) and (z) declare the aggregate Capital outstanding and all other Seller Obligations to be immediately due and payable (in which case the aggregate Capital outstanding and all other Seller Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in subsection (e) of this Section 10.01 with respect to the Seller, the Termination Date shall occur and the aggregate Capital outstanding and all other Seller Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Purchaser and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other applicable Law, which rights and remedies shall be cumulative. Any proceeds from liquidation of the Sold Assets and Seller Collateral shall be applied in the order of priority set forth in Section 4.01.

ARTICLE XI

INDEMNIFICATION

Section 11.01.     Indemnities by the Seller.

(a)     Without limiting any other rights that the Purchaser, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Seller Indemnified Party”) may have hereunder or under applicable Law, the Seller hereby agrees to indemnify each Seller Indemnified Party from and against any and all claims, losses and liabilities (including reasonable Attorney Costs) (all of the foregoing being collectively referred to as “Seller Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Investments or the security interest in respect of any Pool Receivable or any other Sold Assets or Seller Collateral; excluding, however, (a) Seller Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Seller Indemnified Amounts resulted from the gross negligence or willful misconduct by the Seller Indemnified Party seeking indemnification and (b) Taxes that are covered by Section 5.03 (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim). Without limiting or being limited by the foregoing, the Seller shall pay after demand (it being understood that such payment obligation will be made from Collections at the time and in the order of priority set forth in Section 4.01), to each Seller Indemnified Party any and all amounts necessary to indemnify such Seller Indemnified Party from and against any and all Seller Indemnified Amounts relating to or resulting from any of the following (but excluding Seller Indemnified Amounts and Taxes described in clauses (a) and (b) above):

(i)     any Pool Receivable which the Seller or the Master Servicer includes as an Eligible Receivable as part of the Net Pool Balance but which is not an Eligible Receivable at such time;

(ii)     any representation, warranty or statement made or deemed made by the Seller (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Daily Report, any Monthly Report or any other information or report delivered by or on behalf of the Seller pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(iii)     the failure by the Seller to comply with any applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such applicable Law;

(iv)     the failure to vest in the Purchaser a first priority perfected ownership or security interest in all or any portion of the Sold Assets or Seller Collateral, in each case free and clear of any Adverse Claim;

(v)     the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable Laws with respect to any Pool Receivable, any other Sold Assets or any Seller Collateral, whether at the time of any Investment or at any subsequent time;

(vi)     any dispute, claim or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from or relating to collection activities with respect to such Pool Receivable;

(vii)     any failure of the Seller to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;

(viii)     any products liability, environmental or other claim arising out of or in connection with any Pool Receivable or other merchandise, goods or services which are the subject of or related to any Pool Receivable;

(ix)     the commingling of Collections of Pool Receivables at any time with other funds;

(x)     any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of any Investments or in respect of any Pool Receivable, any other Sold Assets or any Seller Collateral or any related Contract;

(xi)     any failure of the Seller to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(xii)     any setoff with respect to any Pool Receivable;

(xiii)     any claim brought by any Person other than a Seller Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Pool Receivable;

(xiv)     the failure by the Seller to pay when due any taxes, including, without limitation, sales, excise or personal property taxes;

(xv)     any failure of a Collection Account Bank to comply with the terms of the applicable Control Agreement, the termination by a Collection Account Bank of any Control Agreement or any amounts (including in respect of any indemnity) payable by the Purchaser to a Collection Account Bank under any Control Agreement;

(xvi)     any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(xvii)     any action taken by the Purchaser as attorney-in-fact for the Seller, any Originator or the Master Servicer pursuant to this Agreement or any other Transaction Document;

(xviii)     the failure to provide or delay in providing any Obligor with an Invoice or other evidence of indebtedness;

(xix)     the use of proceeds of any Investment; or

(xx)     any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.

(b)     Notwithstanding anything to the contrary in this Agreement, solely for purposes of the Seller’s indemnification obligations in clauses (ii), (iii), (vii) and (xi) of Section 11.01(a), any representation, warranty or covenant qualified by the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality shall be deemed to be not so qualified.

(c)     If for any reason the foregoing indemnification is unavailable to any Seller Indemnified Party or insufficient to hold it harmless, then the Seller shall contribute to such Seller Indemnified Party the amount paid or payable by such Seller Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Seller and its Affiliates on the one hand and such Seller Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Seller and its Affiliates and such Seller Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Seller under this Section shall be in addition to any liability which the Seller may otherwise have, shall extend upon the same terms and conditions to each Seller Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Seller and the Seller Indemnified Parties.

(d)     Any indemnification or contribution under this Section shall survive the termination of this Agreement.

Section 11.02.     Indemnification by the Master Servicer.

(a)     The Master Servicer hereby agrees to indemnify and hold harmless the Seller, the Purchaser, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Master Servicer Indemnified Party”), from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of activities of the Master Servicer pursuant to this Agreement or any other Transaction Document, including any judgment, award, settlement, reasonable Attorney Costs and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (all of the foregoing being collectively referred to as, “Master Servicer Indemnified Amounts”); excluding (i) Master Servicer Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Master Servicer Indemnified Amounts resulted from the gross negligence or willful misconduct by the Master Servicer Indemnified Party seeking indemnification, (ii) Taxes that are covered by Section 5.03 (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim) and (iii) Master Servicer Indemnified Amounts to the extent the same includes losses in respect of Pool Receivables that are uncollectible on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor. Without limiting or being limited by the foregoing, the Master Servicer shall pay on demand, to each Master Servicer Indemnified Party any and all amounts necessary to indemnify such Master Servicer Indemnified Party from and against any and all Master Servicer Indemnified Amounts relating to or resulting from any of the following (but excluding Master Servicer Indemnified Amounts described in clauses (i), (ii) and (iii) above):

(i)     any representation, warranty or statement made or deemed made by the Master Servicer (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Daily Report, any Monthly Report or any other information or report delivered by or on behalf of the Master Servicer pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(ii)     the failure by the Master Servicer to comply with any applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such applicable Law;

(iii)     the commingling of Collections of Pool Receivables at any time with other funds;

(iv)     any failure of StarTek to comply with the terms of the applicable Control Agreement to which it is a party, the termination by StarTek of any Control Agreement except as permitted by this Agreement, or any amounts (including in respect of any indemnity) payable by the Purchaser to a Collection Account Bank under any Control Agreement; or

(v)     any failure of the Master Servicer to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document.

(b)     If for any reason the foregoing indemnification is unavailable to any Master Servicer Indemnified Party or insufficient to hold it harmless, then the Master Servicer shall contribute to the amount paid or payable by such Master Servicer Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Master Servicer and its Affiliates on the one hand and such Master Servicer Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Master Servicer and its Affiliates and such Master Servicer Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Master Servicer under this Section shall be in addition to any liability which the Master Servicer may otherwise have, shall extend upon the same terms and conditions to Master Servicer Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Master Servicer and the Master Servicer Indemnified Parties.

(c)     Any indemnification or contribution under this Section shall survive the termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.01.     Amendments, Etc.

(a)     No failure on the part of the Purchaser to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Seller or any Affiliate thereof shall be effective unless in a writing signed by the Purchaser (and, in the case of any amendment, also signed by the Seller and the Master Servicer), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 12.02.     Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile and email communication) and faxed, emailed or delivered, to each party hereto, at its address set forth under its name on Schedule III hereto or at such other address, facsimile number or email address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile or email shall be effective when sent receipt confirmed by electronic or other means (such as by the “return receipt requested” function, as available, return electronic mail or other acknowledgement), and notices and communications sent by other means shall be effective when received.

Section 12.03.     Participations and Assignments.

(a)     Participations. The Purchaser may sell participations to one or more Eligible Assignees (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and its Capital and Yield thereon); provided, however, that

(i)     The selling Purchaser’s obligations under this Agreement (including, without limitation, its Commitment to the Seller hereunder) shall remain unchanged, and

(ii)     The selling Purchaser shall remain solely responsible to the other parties to this Agreement for the performance of such obligations.

The Seller and the Master Servicer shall have the right to continue to deal solely and directly with the Purchaser in connection with its rights and obligations under this Agreement. The Seller agrees that each Participant shall be entitled to the benefits of Sections 5.01 and 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the Purchaser)) to the same extent as if it were the Purchaser and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03, with respect to any participation, than the Purchaser would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

If the Purchaser sells a participation, the Purchaser shall, acting solely for this purpose as a non-fiduciary agent of the Seller, maintain a register on which it enters the name and address of each Participant and the Capital (and stated Yield) participated to each Participant, together with each Participant’s interest in the other obligations under this Agreement (the “Participant Register”); provided that the Purchaser shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in the Commitment, Capital, Yield or its other obligations under any this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Capital, Yield or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(b)     Assignments by the Purchaser. In addition to the sale by the Purchaser of participating interests as provided in clause (a) above, each of the Seller and the Master Servicer acknowledges and agrees that the Purchaser may sell assign or transfer all or any part of its rights and obligations under this Agreement and the other Transaction documents to one or more Eligible Assignees (each, an “Assignee Purchaser”) by executing and delivering a completed Assignment and Acceptance Agreement in the form of Exhibit C hereto; provided that, in the case of an assignment to an Eligible Assignee that is not an Affiliate of the Purchaser, so long as no Event of Termination or Unmatured Event of Termination has occurred and is continuing, such assignment shall require the Master Servicer’s and the Seller’s consent (not to be unreasonably withheld, conditioned or delayed). Each the Seller and the Master Servicer acknowledges and agrees that from and after the time on which such assignment is made, and to the extent thereof, the Seller and the Master Servicer shall attorn directly to such Assignee Purchaser, and the Purchaser shall have no further duty or obligations in respect hereof or of any assigned Transaction Documents to the extent of such assignment. Each of the Seller and the Master Servicer shall execute and deliver to the Purchaser (or its designee) or to such Assignee Purchaser such further documents and do such further acts and things as the Purchaser or such Assignee Purchaser may reasonably request in order to effectuate the foregoing. The Purchaser, acting as agent for the Seller (such agency being solely for Tax purposes), shall maintain at an office of the Purchaser, a copy of each Assignment and Acceptance Agreement delivered to and accepted by it hereunder and a register for the names and addresses of the Purchaser and the Assignee Purchasers, the respective Commitment of the Purchaser and each Assignee Purchasers, and the Investment and Yield owing to each from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the other parties hereto may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement. The Register shall be available for inspection by any of the parties hereto at any reasonable time and from time to time upon reasonable prior notice.

(c)     Assignments by the Seller or the Master Servicer. Neither the Seller nor, except as provided in Section 9.01, the Master Servicer may assign any of its respective rights or obligations hereunder or any interest herein without the prior written consent of the Purchaser (which consent may be provided or withheld in the sole discretion of the Purchaser).

(d)     Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein, (i) the Purchaser, or any of its Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Yield) and any other Transaction Document to secure its obligations to a Federal Reserve Bank, without notice to or the consent of the Seller, the Master Servicer, any Affiliate thereof or the Purchaser; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.

Section 12.04.     Costs and Expenses. In addition to the rights of indemnification granted under Section 11.01 hereof, the Seller agrees to pay on demand all reasonable out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement, (or any supplement or amendment thereof) related to this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including, without limitation, (i) the reasonable Attorney Costs for the Purchaser and any of its Affiliates with respect thereto and with respect to advising the Purchaser as to its rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable accountants’, auditors’ and consultants’ fees and expenses for the Purchaser and the fees and charges of any nationally recognized statistical rating agency incurred in connection with the administration and maintenance of this Agreement or advising the Purchaser as to its rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document. In addition, the Seller agrees to pay on demand all reasonable out-of-pocket costs and expenses (including reasonable Attorney Costs), of the Purchaser, incurred in connection with the enforcement of any of its rights or remedies under the provisions of this Agreement and the other Transaction Documents.

Section 12.05.     No Proceedings; Limitation on Payments.

(a)     Each of the Master Servicer, the Purchaser and each assignee of Capital or any Yield thereon or of any other Seller Obligations, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Seller any Insolvency Proceeding until one year and one day after the Final Payout Date; provided that the Purchaser may take any such action in its sole discretion following the occurrence of an Event of Termination.

(b)     The provisions of this Section 12.05 shall survive any termination of this Agreement.

Section 12.06.     Confidentiality.

(a)     Each of the Seller and the Master Servicer covenants and agrees to hold in confidence, and not disclose to any Person, the terms of this Agreement or the Fee Letter (including any fees payable in connection with this Agreement, the Fee Letter or any other Transaction Document or the identity of the Purchaser), except as the Purchaser may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Seller, the Master Servicer or their Advisors and Representatives or (iii) to the extent it should be (A) required by applicable Law or stock market rules, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iii) above, the Seller and the Master Servicer will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by applicable Law) notify the Purchaser of its intention to make any such disclosure prior to making such disclosure. Each of the Seller and the Master Servicer agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section. Notwithstanding the foregoing, it is expressly agreed that each of the Seller, the Master Servicer and their respective Affiliates may publish press releases and Forms 8-K or otherwise publicly announce the existence, principal amount, and material terms of the Transaction Documents and the transactions contemplated hereby and any material amendments thereto and may include material Transaction Documents and amendments thereto as exhibits; provided that the Purchaser shall be provided a reasonable opportunity to review such press releases, Forms 8-K or other public announcements prior to their release and provide comments thereon.

(b)     The Purchaser agrees to hold in confidence, and not disclose to any Person, any confidential and proprietary information or material nonpublic information concerning the Seller, the Master Servicer and their respective Affiliates and their businesses or the terms of this Agreement (including any fees payable in connection with this Agreement or the other Transaction Documents), except as the Seller or the Master Servicer may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to its Eligible Assignees and Participants and potential Eligible Assignees and Participants and their respective counsel if they agree in writing to hold it confidential, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through it or its Representatives or Advisors, (iv) at the request of a bank examiner or other regulatory authority or in connection with an examination of the Purchaser or its Affiliates or (v) to the extent it should be (A) required by applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided that, in the case of clause (v) above, the Purchaser will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by applicable Law) notify the Seller and the Master Servicer of its making any such disclosure as promptly as reasonably practicable thereafter. The Purchaser agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section. Notwithstanding the foregoing, the Seller consents to the publication by the Purchaser of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement following public disclosure of such financing transactions by the Seller or its Affiliates.

(c)     As used in this Section 12.06, (i) “Advisors” means, with respect to any Person, such Person’s accountants, attorneys and other confidential advisors and (ii) “Representatives” means, with respect to any Person, such Person’s Affiliates, Subsidiaries, directors, managers, officers, employees, members, investors, financing sources, insurers, professional advisors, representatives and agents; provided that such Persons shall not be deemed to Representatives of a Person unless (and solely to the extent that) confidential information is furnished to such Person.

(d)     Notwithstanding the foregoing, to the extent not inconsistent with applicable securities Laws, each party hereto (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as defined in Section 1.6011-4 of the Treasury Regulations) of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure.

Section 12.07.     GOVERNING LAW. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF THE PURCHASER IN THE SOLD ASSETS OR SELLER COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

Section 12.08.     Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

Section 12.09.     Integration; Binding Effect; Survival of Termination. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 3.08, 3.09, 3.10, 5.01, 5.03, 11.01, 11.02, 12.04, 12.05, 12.06, 12.09, 12.11 and 12.13 shall survive any termination of this Agreement.

Section 12.10.     CONSENT TO JURISDICTION. (a) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)     EACH OF THE SELLER AND THE MASTER SERVICER CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SECTION 12.02. NOTHING IN THIS SECTION 12.10 SHALL AFFECT THE RIGHT OF THE PURCHASER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 12.11.     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

Section 12.12.     [Reserved].

Section 12.13.     Limitation of Liability.

(a)     No claim may be made by the Seller or any Affiliate thereof or any other Person against the Purchaser or any of its Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Seller and the Master Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. Neither the Purchaser nor any of its Affiliates shall have any liability to the Seller or any Affiliate thereof or any other Person asserting claims on behalf of or in right of the Seller or any Affiliate thereof in connection with or as a result of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Seller or any Affiliate thereof result from the breach of contract, gross negligence or willful misconduct of the Purchaser in performing its duties and obligations hereunder and under the other Transaction Documents to which it is a party.

(b)     The obligations of the Purchaser under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.

Section 12.14.     Intent of the Parties. The Seller has structured this Agreement with the intention that the obligations of the Seller hereunder (including the obligation to return Capital to the Purchasers and make payments of Yield thereon) will be treated under United States federal, and applicable state, local and foreign tax laws as debt (the “Intended Tax Treatment”). The Seller, the Master Servicer and the Purchaser agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by law. Each assignee and each Participant acquiring an interest in an Investment, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.

Section 12.15.     USA Patriot Act. The Purchaser hereby notifies the Seller and the Master Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Purchaser may be required to obtain, verify and record information that identifies the Seller, any Originator, the Master Servicer and the Indemnification Guarantor, which information includes the name, address, tax identification number and other information regarding the Seller, any Originator, the Master Servicer and the Indemnification Guarantor that will allow the Purchaser to identify the Seller, any Originator, the Master Servicer and the Indemnification Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each of the Seller and the Master Servicer agrees to provide the Purchaser, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

Section 12.16.     Right of Setoff. The Purchaser is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Termination, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by the Purchaser (including by any branches or agencies of the Purchaser) to, or for the account of, the Seller or the Master Servicer against amounts owing by the Seller or the Master Servicer hereunder (even if contingent or unmatured); provided that the Purchaser shall notify the Seller or the Master Servicer, as applicable, promptly following such setoff.

Section 12.17.     Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 12.18.     Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

Section 12.19.     Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

StarTek Receivables Funding, LLC

By: /s/ Doug Tackett

Name: Doug Tackett
Title: President

STARTEK, INC.,
as the Master Servicer

By:  /s/ Del Cloninger
Name: Del Cloninger
Title: VP, Treasury

REGIONS BANK,
as the Purchaser

By:  /s/ Cecil Noble
Name: Cecil Noble
Title: Managing Director